GALAXY ENERGY CORPORATION
                     UP TO 28,738,157 SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Galaxy Energy Corporation.

         This prospectus relates to the resale by selling stockholders of up to 28,738,157 shares of common stock. We will not receive any proceeds from sale of any of the shares offered by the selling stockholders. We will pay the expenses of registering these shares.

         Our common stock is traded on the OTC Bulletin Board under the symbol "GAXI.OB." On October 18, 2004, the closing bid price for our common stock was $1.55 per share.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                October 19, 2004

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................10
USE OF PROCEEDS...............................................................11
MARKET FOR COMMON EQUITY......................................................11
DIVIDEND POLICY...............................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................12
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
     FINANCIAL DISCLOSURE.....................................................19
GLOSSARY......................................................................20
BUSINESS AND PROPERTIES.......................................................21
MANAGEMENT....................................................................30
EXECUTIVE COMPENSATION........................................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................37
DESCRIPTION OF SECURITIES.....................................................39
SELLING STOCKHOLDERS..........................................................43
PLAN OF DISTRIBUTION..........................................................45
LEGAL MATTERS.................................................................46
EXPERTS.......................................................................46
ADDITIONAL INFORMATION........................................................46
REPORTS TO STOCKHOLDERS.......................................................47
INDEX TO FINANCIAL STATEMENTS.................................................47

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

GALAXY ENERGY CORPORATION

         We are in the business of oil and gas exploration and production and are currently acquiring and developing coal bed methane ("CBM") and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas, Europe and other areas that offer attractive exploitation opportunities for natural gas. To date, we have engaged in only limited drilling activities and have mostly undeveloped acreage.

         We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. Should we commence production of these products, we anticipate that generally they will be sold at the wellhead to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will be refineries and transmission companies that have facilities near our producing properties.

         Our principal executive offices are located at 1331 - 17th Street, Suite 730, Denver, Colorado 80202. Our telephone number is (303) 293-2300. Our website is located at WWW.GALAXYENERGY.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered............Up to 28,738,157 shares of common stock that may be acquired by selling stockholders.

Use of proceeds...............We will not receive any of the proceeds from the selling stockholders of shares of our common stock.

Securities outstanding........58,817,509 shares of common stock as of September
                              21, 2004.

Plan of distribution..........The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors..................An investment is subject to risk.  See "Risk
                              Factors."

SUMMARY SELECTED FINANCIAL INFORMATION

         The balance sheet and income statement data shown below were derived from our audited and unaudited consolidated financial statements. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our financial statements.

BALANCE SHEET DATA:
                                                                    AUGUST 31,        NOVEMBER 30,     NOVEMBER 30,
                                                                       2004               2003             2002
Cash..........................................................   $    15,526,740     $   2,239,520    $      41,320
Working capital (deficit) ....................................   $    10,205,311     $   1,756,776    $  (1,012,916)
Oil and gas properties........................................   $    28,468,559     $   2,799,720    $     873,797
Total assets..................................................   $    45,596,085     $   5,655,433    $     954,339
Total liabilities.............................................   $    16,430,882     $   3,020,874    $   1,104,236
Stockholders' equity (deficit)................................   $    29,165,203     $   2,634,559    $    (149,897)

INCOME STATEMENT DATA:

                                                                                    JUNE 18, 2002     JUNE 18, 2002
                                NINE MONTHS       NINE MONTHS                        (INCEPTION)       (INCEPTION)
                                   ENDED             ENDED          YEAR ENDED         THROUGH           THROUGH
                                AUGUST 31,        AUGUST 31,       NOVEMBER 30,     NOVEMBER 30,        AUGUST 31,
                                   2004              2003              2003             2002         T     2004
Revenue...................      $       8,565     $          --    $      --         $          --    $       8,565
Net (loss) ...............      $  (5,851,733)    $  (1,525,189)   $  (2,579,595)    $  (1,140,066)   $  (9,571,395)
Basic and diluted (loss)
per share                       $       (0.11)    $       (0.05)   $       (0.08)    $       (0.04)   $       (0.25)


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE GENERATED ONLY VERY LIMITED REVENUES. WE HAVE INCURRED SIGNIFICANT LOSSES AND WILL CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We are an exploration stage oil and gas company and have earned very limited production revenue. We have not yet found any proved resources on any of our properties. Our principal activities have been raising capital through the sale of our securities and identifying and evaluating potential oil and gas properties.


         From inception to August 31, 2004, we have an accumulated deficit of $9,571,395. We do not expect our operations to generate sufficient cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions, and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.


WE HAVE RELIED UPON SALE OF DEBT AND EQUITY SECURITIES TO MEET OUR COMMITMENTS AND FUND OUR DRILLING ACTIVITIES.

         As of August 31, 2004, we have projected we will need approximately $17,349,000 for expenditures on our oil and gas properties. This amount includes an estimate of $16,829,000 for Wyoming properties to complete existing wells, to construct necessary production facilities and infrastructure required to commence gas production and sales, to exercise an option to acquire additional interests in acreage, and to drill and complete additional development wells.

         In August 2004, we entered into an agreement for a private placement of $20,000,000 of senior secured convertible notes. Net proceeds to us from the initial $15,000,000 tranche were approximately $13,863,000. We believe that this amount, plus the proceeds from the placement of the additional $5,000,000 of convertible notes scheduled to close in October 2004, together with existing working capital, will be sufficient to complete the above-described projects. Our ability to complete these projects and to meet all contractual obligations, including the repayment of the convertible notes and accrued interest thereon, is dependent upon the results of the work program and the cash flow anticipated to be generated from the wells drilled and completed as part of that program.

         We have relied primarily on the sale of our debt and equity securities to fund working capital, to acquire oil and natural gas leases, to drill and complete wells, and to build facilities and infrastructure required to produce and sell natural gas. Any future financing through the sale of our common stock will likely result in substantial dilution to our stockholders.

THE LACK OF PRODUCTION AND ESTABLISHED RESERVES FOR OUR PROPERTIES IMPAIRS OUR ABILITY TO RAISE CAPITAL.

         As of August 31, 2004, we have established very short-term test production of natural gas from a limited number of wells, and have no properties for which reserves have been established, making it more difficult to raise the amount of capital needed to fully exploit the production potential of our properties. Therefore, we may have to raise capital on terms less favorable than we would desire. This may result in increased dilution to existing stockholders.

THE VOLATILITY OF NATURAL GAS AND OIL PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         While we are not yet producing or selling oil and gas, the prices of natural gas and oil affects our business to the extent that such prices influence a decision to invest in our company. If the prices of natural gas and oil are low, investors may decide to invest in other industries.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on these debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

THE DEVELOPMENT OF OIL AND GAS PROPERTIES INVOLVES SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

         The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. There is no way to predict in advance of drilling and testing whether any prospect encountering oil or gas will yield oil or gas in sufficient quantities to cover drilling or completion costs or to be economically viable. The seismic data, other technologies, and the study of producing fields in the area do not enable us to know conclusively prior to drilling that oil and gas will be present, or if present, if it is in commercial quantities. We cannot assure anyone that the analogies that we draw from available data from other wells, more fully explored prospects, or producing fields will be applicable to our drilling prospects.

         Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS.

         Drilling coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

IF WE ARE NOT THE OPERATOR OF OUR WELLS, WE WILL HAVE LITTLE OR NO CONTROL OVER THE PROJECT.

         If we are not the operator of the wells in which we have an interest, we will have limited or no control over the project. More specifically, we will have limited or no control over the following:

           o    the timing of the drilling and recompleting of wells;
           o    the timing and amounts of production; and
           o    the development and operating costs.

In addition, if we should produce natural gas, we may experience possible negative gas balance conditions because the operator may sell to a purchaser other than ours, which may cause a delay in the sale of gas to our interests.

WE MAY INCUR LOSSES AS A RESULT OF TITLE DEFICIENCIES IN THE PROPERTIES IN WHICH WE INVEST.

         It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landsmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This practice is widely followed in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well; however, neither we nor the person or company acting as operator of the well will obtain counsel to examine title to such spacing unit until the well is about to go into production. It frequently happens, as a result of such examinations, that certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. It does happen, from time to time, that the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT CAN ADVERSELY AFFECT THE TIMING AND COST OF OUR OPERATIONS.

         In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Since we have not yet commenced any drilling activities, compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. As of this date, we are unable to predict the ultimate cost of compliance.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS THAT MAY ADVERSELY AFFECT THE COST OF OUR OPERATIONS.

         Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Legislation affecting the oil and gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. The possibility exists that laws and regulations enacted in the future will adversely affect the oil and gas industry. Such new legislation or regulations could drive up the cost of doing business to the point where our operations would no longer be profitable.

         Most states in which we own and operate properties have statutes, rules and regulations governing conservation matters including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing of such wells.

OUR COMPETITORS MAY HAVE GREATER RESOURCES THAT COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES.

         The oil and gas industry is intensely competitive and we compete with other companies which have greater resources. Many of such companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects, and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties, to obtain funding and to consummate transactions in a highly competitive environment. There is also competition between the oil and gas industry and other industries with respect to the supply of energy and fuel to industrial, commercial and individual customers. At this stage of our development, we cannot predict if we will be able to effectively compete against such companies.

OUR OFFICERS AND DIRECTORS ARE ENGAGED IN OTHER BUSINESSES WHICH MAY RESULT IN CONFLICTS OF INTEREST.

         Certain of our directors also serve as directors of other companies or have significant shareholdings in other companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict is required to disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms. Should a director fail to follow this procedure, this could prevent our board of directors from acting in the best interests of the company and the shareholders.

MARC A. BRUNER AND HIS AFFILIATES CONTROL A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK WHICH WILL ENABLE THEM TO CONTROL MANY SIGNIFICANT CORPORATE ACTIONS AND MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR STOCKHOLDERS.

         Marc A. Bruner beneficially owns approximately 21.4% of our stock as of September 21, 2004. This control by Mr. Bruner could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the lack of production or reserve reports on our properties make it difficult to predict accurately our future operations. We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

           o    worldwide or regional demand for energy;
           o    domestic and foreign supply of natural gas and oil;
           o    weather conditions;
           o    domestic and foreign governmental regulations;
           o    political conditions in natural gas or oil producing regions;
           o    price and availability of alternative fuels;
           o    availability and cost of drilling equipment;
           o our ability to establish and maintain key relationships with lessors, drilling partners and drilling funds;
           o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
           o general economic conditions and economic conditions specific to the energy sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

OUR ISSUANCE OF THE CONVERTIBLE NOTES AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS.

         The $15.0 million in convertible notes we issued in August 2004 are convertible by the holders into shares of our common stock at any time prior to their maturity in September 2006 at a conversion price of $1.87, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions. We may issue an additional $5.0 million in convertible notes on essentially the same terms as those issued in August 2004. The conversion price of the convertible notes could be lowered, perhaps substantially, in a variety of circumstances, including:

           o our issuance of common stock below the convertible notes' conversion price, either directly or in connection with the issuance of most securities that are convertible into, or exercisable for, shares of our common stock;
           o our failure to comply with specific registration and listing obligations applicable to the common stock into which the convertible notes are convertible; and
           o our breaching other obligations to the holders of the convertible notes.

         In addition, we issued to the holders of convertible notes in August 2004 three-year warrants entitling the warrant holders to purchase an aggregate of 5,194,806 shares of our common stock at an exercise price of $1.54 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. In addition, the warrants provide for the issuance of replacement warrants under certain circumstances. The replacement warrants would have substantially the same terms as the initial warrants, but at a new warrant exercise price at a 15% premium to the then current price. Neither the convertible notes nor the warrants establish a "floor" that would limit reductions in the conversion price of the convertible notes or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustment in the convertible notes and warrants. We also issued to the "finders" of the August 2004 financing transaction five-year warrants to purchase 300,000 shares of our common stock at an exercise price of $1.54 per share. Accordingly, our issuance of the convertible notes and warrants could substantially dilute the interests of our shareholders.

OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING, AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATION OF THE CONVERTIBLE NOTES.

         We are required to maintain the effectiveness of the registration statement, of which this document forms a part, covering the resale of the common stock underlying the convertible notes and warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and the forced redemption of the convertible notes at the greater of:

            o     125% of the principal amount, plus accrued interest; or
            o the number of shares of our common stock issuable upon conversion, multiplied by the weighted average price of our common stock on the trading day immediately preceding our registration or listing default.

WE ARE OBLIGATED TO MAKE SIGNIFICANT PERIODIC PAYMENTS OF PRINCIPAL AND INTEREST UNDER OUR CONVERTIBLE NOTES.

         We have a material amount of indebtedness outstanding under the convertible notes. We are required to make a payment of interest on January 14, 2005 and monthly principal payments of $833,333 and accrued interest beginning March 1, 2005. If we at any time default on our payment obligations the creditors will have all rights available under the instrument, including acceleration, termination, and enforcement of security interests. Such security interests cover all of our assets and those of our subsidiaries.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing stockholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may sell the full amount issuable on exercise. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditure obligations, the supply and demand for oil and natural gas, the price of oil and natural gas, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions (either internationally or nationally or in the jurisdictions in which we are doing business), legislative or regulatory changes (including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations), the securities or capital markets and other factors disclosed under "Management's Discussion and Analysis or Plan of Operation," "Business and Properties" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.


                            MARKET FOR COMMON EQUITY

         Our common stock has been trading on the over-the-counter bulletin board ("OTCBB") under the symbol "GAXI" since December 10, 2001. The trading symbol often appears as "GAXI.OB" in quotation requests on the Internet. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the last two fiscal years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

         FISCAL QUARTER ENDING                        HIGH BID         LOW BID

         February 28, 2002.......................     $  --            $  --
         May 31, 2002............................     $   1.00         $   0.56
         August 31, 2002.........................     $   1.25         $   0.55
         November 30, 2002.......................     $   1.51         $   0.78
         February 28, 2003.......................     $   1.47         $   1.03
         May 31, 2003............................     $   1.25         $   0.87
         August 31, 2003.........................     $   0.90         $   0.63
         November 30, 2003.......................     $   2.57         $   0.60
         February 29, 2004.......................     $   3.78         $   1.95
         May 31, 2004............................     $   3.60         $   1.00
         August 31, 2004.........................     $   1.66         $   1.19

         On October 18, 2004, the closing price for the common stock was $1.55.

         As of September 21, 2004, there were 147 record holders of our common stock. Since our inception, no cash dividends have been declared on our common stock.

                                 DIVIDEND POLICY

         We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. Our directors also plan to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant. We are not restricted by any contractual agreement from paying dividends.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         Management believes the completion of its fiscal quarter ended February 29, 2004 marked the completion of its first phase of its business plan. The goals of the first phase were to obtain promising oil and gas properties and adequate funding to pay for those properties and commence drilling operations. To accomplish those goals, we needed to build our corporate infrastructure and make the investing public aware of our presence. We believed that by so doing, we could raise the capital we needed from the sale of our securities and use shares of our common stock to pay for property acquisitions. We also negotiated an agreement with a drilling fund as an alternate source of funding. While this agreement expired in January 2004, we believe that we may enter into a new agreement with the drilling fund on substantially the same terms as the original agreement.

         Our goal for the second phase of our business plan, which commenced March 1, 2004, is to determine the potential of our properties. By so doing, we can develop a plan to secure additional funding for what we hope will be development drilling projects.

         We have budgeted funds to complete 140 wells on our Powder River Basin leases by the end of 2004. Our goal is to have 140 wells on production by the end of 2004, and an additional 40 wells coming on production in early 2005. Accordingly, in the short-term, management will focus on achieving these goals within the parameters of the budget. This means maintaining close supervision over drilling operations, which commenced in February 2004. To accomplish this, management must make sure that proper reporting procedures and controls have been implemented. For the long-term, management will use the drilling results to determine the best courses of action to take with respect to future acquisitions, growth, and capitalization of the company. Management will evaluate the effectiveness of the criteria and factors it has used in making acquisition and growth decisions. Management's determinations will be subject generally to federal and state policies regarding the development of energy resources, which can change from time to time.

STATUS OF OIL AND GAS PROPERTIES

         POWDER RIVER BASIN - WYOMING. Effective September 30, 2002, we entered into a lease acquisition and drilling agreement with Pioneer Oil, a Montana limited liability company ("Pioneer"), which entitled us to earn a 100% working interest and a 78% net revenue interest in leases covering 15,657 acres in the Powder River Basin, near Leiter, Wyoming. To acquire the leases covering this acreage, we were required to pay and did pay $100,000 by January 31, 2003. We were required to pay $1,650,000 by October 1, 2003, deposit the estimated costs to drill and complete 30 pilot wells into an escrow account by October 1, 2003, and drill at least 25 pilot wells by March 1, 2004. The agreement also provided for the acquisition of a 100% interest in five natural gas wells, for $500,000, by October 1, 2003. Pioneer extended the obligations due October 1, 2003 to October 31, 2003, to allow for negotiation of a new agreement.

         Instead of negotiating a new agreement, on December 22, 2003, we purchased Pioneer's position for $1,000,000 cash and 2,000,000 shares of our common stock, valued at $1.40 per share. By purchasing Pioneer's position, we are now the lessee under the leases and the owner of the five natural gas wells. These wells were drilled in late 2001, have been equipped with downhole production pumps, and one coal zone is partially dewatered. We expect to commence production from these five completed wells and several additional wells during 2004. We do not have any estimates as to reserves attributed to these wells. The leases had required the drilling of 60 wells by March 9, 2004. However, we reached an agreement to extend this date to October 10, 2004. We deposited $150,000 into an escrow account, which was to be returned to us if we met this drilling requirement by October 10, 2004 or forfeited if the drilling requirement was not met by the deadline.

         On October 1, 2004, we completed further negotiations whereby, for the payment of $150,000 previously held in escrow, the lessors agreed that the drilling commitment had been met and we acquired an additional 360 acres of oil and gas leases in the area adjacent to these current lease holdings. We are now obligated to drill a total of 125 wells on the leased acreage by December 31, 2005 under the terms of the amended lease.

         During the nine months ended August 31, 2004, we purchased five existing natural gas wells and transferred 16 existing permits from Pioneer to Dolphin, drilled 30 new wells and set seven-inch production casing in those wells, and commenced location surveying, permit procedures, and obtained surface use agreement approval for an additional portion of these leases.

         Effective October 1, 2002, we entered into a Coal Bed Methane Participation Agreement with Horizon Exploitation, Inc., a Colorado corporation ("Horizon"), to provide funding for the development of our Pioneer leasehold interests and establish an area of mutual interests in the Powder River Basin located in Wyoming and Montana for future projects on the same terms as described below.

         Under the terms of the agreement, Horizon was given the right to participate, subject to funding, in the development of up to 120 wells and the purchase of the five existing wells from Pioneer. Horizon's commitment to participate in the development was subject to an initial funding by Horizon of $100,000, a $500,000 payment for the purchase of the five existing wells, and the placement of $1,650,000, plus the estimated amount to drill and complete 30 pilot wells, into escrow as a partial payment for a 30-well pilot project on or before September 15, 2003. The estimated AFE cost per well was $150,000. These dates were extended to January 15, 2004. Since this agreement has now expired, we are negotiating a new agreement.

         We had an option to acquire additional leases in Sheridan County, Wyoming, by paying $396,000 by January 15, 2004. We did not exercise the option and expensed the total paid for the option.

         In January 2004, we acquired an operating interest in 61 non-producing CBM wells and approximately 12,000 gross acres in the Powder River Basin in Wyoming (the "Continental acreage") from DAR, LLC, in consideration for 3,000,000 restricted shares of our common stock, valued at $1.80 per share, $163,655, and $2,600,000 in future payments. The amount of $1,000,000 is due January 14, 2005 and $1,600,000 is due June 24, 2005. We have entered into an agreement with Continental Industries, LC, an affiliate of DAR, LLC, as contract operator on our Wyoming Powder River Basin leases.

         In March 2004, we acquired the remaining 35% working interest in the Buffalo Run project for $592,464. In April 2004, we acquired the remaining 50% working interest in the Dutch Creek project for $300,000 and 360,000 restricted shares of our common stock, valued at $2.63 per share.

         As a result of these acquisitions we have approximately a 100% working interest in the Buffalo Run project, which has 19 wells drilled and completed and another 25 wells in various stages of completion, and a 100% working interest in the Dutch Creek project, which has 13 wells drilled and completed and another four wells in various stages of completion.

         Also in April 2004, we acquired various working interests in approximately 27,000 net acres adjacent to, and in the vicinity of, the Leiter and Continental acreage. The acquisition price for these new interests was $739,550.

         In June 2004, we entered into a letter of intent to acquire approximately 4,400 net acres of oil and gas leases in Campbell and Converse Counties. Under the terms of the agreement, we committed to pay 100% of the cost to drill 12 wells on the acreage, to earn a 50% interest in those wells along with a 50% working interest in nine existing wells, seven of which have been completed. We paid the seller $100,000 and have the right to acquire for an additional $1,900,000 payable no later than November 1, 2004, a 90% working interest in the entire leasehold acreage including all wells on the property.

         During the period ended August 31, 2004, we drilled 16 wells on the acreage thereby completing our drilling commitment. Subsequent to August 31, 2004 we drilled an additional 8 wells on the acreage. On September 30, 2004, we exercised our option to acquire the additional working interest in the wells and a 90% working interest in the leasehold acreage in the prospects. After closing adjustments, we paid approximately $1,886,000 for these interests.

         POWDER RIVER BASIN - MONTANA. On August 5, 2003, we entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco").
Quaneco is a privately-held oil and gas company operating primarily in the Rocky Mountain region.

         Under the terms of the agreement, we had an option to acquire up to 50% of Quaneco's 50% working interest in certain oil and gas leases covering approximately 214,000 gross acres in the Powder River Basin area of Montana. If the option were fully exercised, we would acquire the working interests in approximately 53,500 net acres. The primary geologic target associated in the acreage is natural gas from shallow coal beds located at depths of 200 feet to 2,500 feet. The purchase price of the option was $6,625,000 payable in six installments of varying amounts. The first three installments, totaling $2,787,500, were paid. In addition, Quaneco credited us with payment of $600,000 under the agreement through its purchase of $600,000 in convertible debentures (discussed below), thereby entitling us to a 12.5% working interest.

         On September 1, 2004, we determined not to increase our working interest position beyond our existing 12.5% (approximately 26,750 net acres and 2 gross wells (0.5 net wells)), so that we can focus our efforts on our coal bed methane development program in the Powder River Basin of Wyoming. Accordingly, we are not paying the balance of the option purchase price in the amount of $3,237,500, the installments of which were due September 1, 2004 and December 1, 2004. There were no penalties to us associated with this decision.

         JIU VALLEY - ROMANIA. Effective June 2, 2003, we completed the acquisition of Pannonian International, Ltd., a Colorado corporation, solely for 1,951,241 shares of our common stock, thereby acquiring Pannonian's concession agreement covering 21,538 gross acres in the Jiu Valley Coal Basin in Romania.

         NEUES BERGLAND - GERMANY. Effective December 12, 2003, Pannonian International and two non-affiliated private oil and gas companies were granted an exploration permit covering 149,435 acres.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED AUGUST 31, 2004 COMPARED TO NINE MONTHS ENDED AUGUST 31, 2003. During the nine months ended August 31, 2004, the Company recorded its first natural gas revenues from initial production from five wells acquired in June 2004. The Company recorded natural gas revenues of $23,780 and production expenses and taxes of $15,215 (net revenue of $8,565) on net sales volumes of 6,476 MCF. The Company has not recorded depreciation, depletion and amortization on this production, as it has not recorded any proved reserves as of August 31, 2004 and in management's opinion any such amount would not be material to the results for the period then ended.

         The Company recorded interest income earned on cash deposits with commercial banks in the amount of $30,886. The cash deposits resulted from the companies financing and fund raising activities during the year.

         For the nine months ended August 31, 2004 and 2003, the Company incurred general and administrative expenses of $2,598,051 and $1,525,189, respectively. Significant expenses in 2004 included, salaries and benefits of $373,489; consulting expenses of $424,932; travel and entertainment expenses primarily related to financing activities of $346,725; legal expenses of $428,913; investor relations expenses of $384,139; directors fees of $156,895, audit fees and accounting expenses of $129,392 and office lease, insurance and other expenses of $257,765. Corresponding expense for 2003 were salaries and benefits $193,298; consulting of $308,526; travel and entertainment expenses primarily related to financing activities of $245,005; legal of $319,355; investor relations of $290,699; audit and accounting of $45,724 and office expenses of $93,276. The 2004 increases reflect significantly higher level of operational activity and a greater number of employees to manage such activity, the relocation of the Company's headquarters to Denver, Colorado, the completion of four registration statements for the Company's equity securities and the requisite legal, accounting and consulting fees to accomplish this level of activity.

         The Company recorded $168,188 of depreciation and amortization expense in 2004 compared to $-0 in 2003. The 2004 expense is comprised of amortization of deferred financing costs on the convertible debentures and convertible notes of $126,879, and depreciation of furniture and equipment, accretion of asset retirement liability and depreciation of ARO asset of $41,309 in the aggregate, none of which were applicable for the period ended in 2003.

         The Company recorded interest and financing costs of $3,124,945 in 2004 compared to $-0- in 2003. The 2004 expense is comprised of interest on 7% convertible debentures, the convertible notes and other notes payable of $302,113, liquidated damages related to the Securities Purchase Agreements for the convertible debentures and the December 2003 private placement of common stock in the amounts of $404,000 and $35,050 respectively, the amortization of the discount on the convertible debentures and convertible notes of $712,156 and the recognition of the Beneficial Conversion Feature discount on the convertible debentures in the amount of $1,671,627. The liquidated damages were assessed in accordance with the terms of the respective Securities Purchase Agreements and reflect the fact the Company was unable meet the deadline for registration of the common stock to become effective as required by such agreements. See Note 4 and Note 5 to the financial statements for a complete discussion of the discount and the beneficial conversion feature on the convertible debentures and convertible notes.

         The loss recorded by the Company for the nine-month period ended August 31, 2004, of $5,851,733, increased the accumulated deficit as of that date to $9,571,395.

         YEAR ENDED NOVEMBER 30, 2003 COMPARED TO PERIOD FROM INCEPTION (JUNE 18, 2002) TO NOVEMBER 30, 2002. For the year ended November 30, 2003, we incurred operating expenses of $2,579,595, primarily for legal expenses ($381,166), investor relations ($374,275), interest expense ($368,649), travel and entertainment ($321,463), management fees to Resource Venture Management ($320,000), and payroll salaries and taxes ($258,686). These expenses were incurred in the effort to acquire the oil and gas properties described above and secure the funding necessary to carry out the acquisitions. Included in investor relations expenses were amounts incurred with public relations firms for website development and hosting, writing and disseminating press releases and company profile pieces, and responding to investor and shareholder inquiries. In addition, we expensed $65,769 as a result of our decision not to exercise an option to acquire additional leases in Wyoming and Pannonian's decision to abandon a property in Australia.

         For the period from inception to November 30, 2002, we incurred operating expenses of $1,140,066, primarily for contract services - Resource Venture Management ($692,500), consulting fees and payroll ($125,265), legal fees ($103,314), and travel and entertainment ($102,479).

LIQUIDITY AND CAPITAL RESOURCES

         AS OF AUGUST 31, 2004. At August 31, 2004, the Company had working capital of $10,205,311, as compared to $1,756,776 at November 30, 2003. The increase in working capital was due primarily to the proceeds from two private placements of equity securities and a private placement of debt securities, during the nine-month period

         Since inception, the Company has funded its activities through the sale of convertible debentures, convertible notes, common stock, and the exercise of warrants, raising net proceeds of $37,932,300 through August 31, 2004, of which $30,479,800 was raised during the nine-month period then ended. For the nine months ended August 31, 2004, we used cash of $3,308,322 for our operating activities and $11,524,830 for our investing activities, which consisted primarily of drilling and lease acquisition expenditures on our oil and gas properties.

         We completed a private placement of 2,503,571 shares of our common stock and warrants to purchase 500,715 common shares on December 18, 2003, resulting in gross proceeds of $3,505,000. The warrants are exercisable for a four-year period at an original price of $2.71 per share. In accordance with the terms of the warrants, the exercise price has been reset and these warrants are currently exercisable at $1.54 per share. We granted registration rights to the purchasers in this private placement.

         We completed a second private placement of 6,637,671 shares of our common stock and warrants to purchase 1,327,535 common shares on January 15, 2004, resulting in gross proceeds of $11,947,800. The warrants are exercisable for a five-year period at an original price of $4.05 per share. In accordance with the terms of the warrants, the exercise price has been reset and these warrants are currently exercisable at $1.54 per share. We granted registration rights to the purchasers in this private placement as well.

         On August 19, 2004, we entered into a securities purchase agreement with several accredited investors pursuant to which we agreed to sell, and the investors agreed to purchase in the aggregate, up to $20,000,000 principal amount of senior secured convertible notes and three-year warrants to purchase 5,194,806 shares of common stock at $1.54 per share. The first tranche of the financing for $15,000,000 was completed on August 19, 2004. The second tranche for $5,000,000 is subject to various conditions, including shareholder approval. The notes are secured by a security interest in all of the assets of our subsidiaries and us. The notes may be converted by the holders into shares of common stock at a price of $1.87 per share. Net proceeds from the initial $15,000,000 placement were approximately $13,863,000. We will use the net proceeds from the financing for our coal bed methane development program in the Powder River Basin of Wyoming, as described below. We agreed to file a registration statement in order to register the resale of the shares issuable upon conversion of the notes and the shares issuable upon exercise of the warrants.

         We believe that the net proceeds from the August 2004 offering, plus the proceeds from the placement of the additional $5,000,000 of convertible notes scheduled to close in October 2004, together with existing working capital, will be sufficient to complete our planned oil and gas projects. Our ability to complete these projects and to meet all contractual obligations, including the repayment of the convertible notes and accrued interest thereon, is dependent upon the results of the work program and the cash flow anticipated to be generated from the wells drilled and completed as part of that program.

         AS OF NOVEMBER 30, 2003. At November 30, 2003, we had working capital of $1,756,776, as compared to a deficiency of $1,012,916 at November 30, 2002. The increase in working capital was due to the receipt in offering proceeds from the debenture offering described below.

         From December 1, 2002 through November 30, 2003, we raised net proceeds of $6,151,278 through the sale of our common stock and convertible debentures. These proceeds were used for ongoing operations and to pay accrued trade payables.

         We also negotiated with some of our creditors to convert their debt into equity. During the fiscal year ended November 30, 2003, Resource Venture Management, a related party, agreed to convert its $233,204 of debt outstanding at November 30, 2002, plus management fees for three months in the amount of $90,000 incurred during fiscal 2003, to 323,204 restricted shares of our common stock. Another party converted $10,000 of accounts payable to 10,000 shares of common stock.

         To address the cash requirements for the Quaneco agreement and our working capital needs, we engaged in a private offering of secured convertible debentures and warrants in September 2003. The offering was completed in early October 2003, resulting in gross proceeds of $5,640,000, $600,000 of which was a credit against our property payment obligations. The debenture paid interest at 7% per annum, matured two years from the date of issuance, was secured by all of our assets (subject to an agreement to subordinate in favor of a senior bank lender), and was convertible into shares of our common stock based on a price of $0.59 per share. Investors received five-year warrants to purchase up to 2,867,797 shares at $0.71 per share and 2,867,797 shares at $0.83 per share. We were obligated to file and have filed a registration statement covering the shares underlying the debentures and warrants. We had agreed with the debenture holders to have this registration statement effective by April 6, 2004. Since we were unable to do so by that date, we paid a penalty of $404,000 to the holders of the debentures. During the nine months August 31, 2004, all of the debentures were converted into 9,559,322 shares of common stock. We anticipate that since that registration statement has become effective, some of the warrants may be exercised because the exercise prices of the warrants are significantly lower than the current market price of our common stock.

         Since inception, we have funded our activities through the sale of our debt and equity securities, raising net proceeds of $850,500 through the period ended November 30, 2002, and net proceeds of $6,151,278 for the year ended November 30, 2003. For the year ended November 30, 2003, we used cash of $2,128,993 for our operating activities and $1,824,085 for our investing activities, which consisted primarily of additions to our oil and gas properties.

PLAN OF OPERATION

         As of August 31, 2004, our obligations and commitments to make future payments are as follows:

                                                                        Through                Through
        CONTRACTUAL OBLIGATIONS1<F1>:                              NOVEMBER 30, 2004      NOVEMBER 30, 2005
        Principal and interest payments to DAR, LLC..........        $            0         $    2,796,000
        Principal and interest payments to holders of secured
           convertible notes2<F2>............................                     0              9,898,285
        Geological software license..........................                 1,667                  6,669
        Miami office lease...................................                11,459                 26,738
        Denver office lease..................................                12,077                 50,540
        Total                                                        $       25,203         $   12,778,232
-----------------

1<F1>   Does not include obligations under promissory notes to related parties.
2<F2> Under certain conditions, as described elsewhere in this prospectus, we have the option to pay the principal and interest with shares of our common stock instead of cash. Assumes closing on the $5,000,000 of convertible notes on November 5, 2004 and a constant interest rate of 11.75% per annum.

         In addition to the above obligations, we intend to utilize our existing working capital plus the net proceeds of the secured convertible note offerings for the following capital expenditures on our oil and gas projects:

   1) $8,760,000 for Wyoming operations to complete existing wells, to construct necessary production facilities and infrastructure required to commence gas production and sales, and to drill and complete additional development wells;

   2) Up to $520,000 for Montana operational expenditures to complete a core hole program currently underway, and to participate in a 16-well pilot program, including related project permitting costs;

   3) $583,000 to complete the drilling, equipping, and hook up of 12 wells on the acreage acquired in June 2004.

         The above amounts do not include the $1,886,000 paid on September 30, 2004 to exercise the option to acquire the additional interest on the 4,400 net acres in Campbell and Converse counties, as discussed above. We expect to expend up to $5,600,000 to drill, equip, and connect up to 61 wells on the prospects.

         Our ability to complete all the drilling activities described above and to meet out commitments and obligations is dependent upon the issuance of an additional $5 million of secured convertible notes and upon the success of the drilling program and the amount of cash flow generated from the sale of oil and gas from the wells drilled. We continue to pursue funding and industry participation alternatives to ensure our ability to continue to acquire additional acreage and complete additional drilling activity.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

OIL AND GAS PROPERTIES

         We follow the full cost method of accounting for oil and gas operations. Under this method, all costs related to the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

         Depletion of exploration and development costs and depreciation of production equipment is provided using the unit-of-production method based upon estimated proven oil and gas reserves. The costs of significant unevaluated properties are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the equivalent conversion based upon relative energy content.

         In applying the full cost method, we perform a ceiling test whereby the carrying value of oil and gas properties and production equipment, net of recorded future income taxes and the accumulated provision for site restoration and abandonment costs, is compared annually to an estimate of future net cash flow from the production of proven reserves. Costs related to undeveloped oil and gas properties are excluded from the ceiling tests. Discounted net cash flow, utilizing a 10% discount rate, is estimated using year end prices, less estimated future general and administrative expenses, financing costs and income taxes. Should this comparison indicate an excess carrying value, the excess is charged against earnings. At August 31, 2004 and November 30, 2003 and 2002, there were no reserves. Costs of oil and gas properties are considered unevaluated at August 31, 2004 and November 30, 2003 and 2002.

IMPAIRMENT OF LONG-LIVED ASSETS

         Our long-lived assets include property and equipment. We assess impairment of long-lived assets whenever changes or events indicate that the carrying value may not be recoverable. In performing our assessment we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates change in the future we may be required to record impairment charges against these respective assets.

STOCK BASED COMPENSATION

         Options that we may grant to employees under our stock option plan are accounted for by using the intrinsic method under APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No.123, Accounting for Stock-Based Compensation (SFAS123), which defines a fair value based method of accounting for stock options. The accounting standards prescribed by SFAS 123 are optional and we have continued to account for stock options under the intrinsic value method specified in APB 25.

RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. We will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. We do not believe that adoption of this Statement will have a material impact on the financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not believe that adoption of this Statement will have a material impact on the financial statements.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

          On November 15, 2002, our directors approved the election of Wheeler Wasoff, P.C. to audit the financial statements for the fiscal year ended November 30, 2002. Also on November 15, 2002, we dismissed the former accountants, Andersen Andersen & Strong, L.C. Our board of directors recommended Wheeler Wasoff, P.C. because that firm was the existing certifying accountant for Dolphin Energy Corporation, which was the accounting survivor of the reverse acquisition described above. During the two most recent fiscal years and the subsequent interim period, neither we nor anyone on our behalf consulted Wheeler Wasoff, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements. We did not receive, and Wheeler Wasoff, P.C. did not provide, any written or oral advice that was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue prior to its engagement by us.

         Andersen Andersen & Strong, L.C. had audited our financial statements for the fiscal year ended November 30, 2001. The report of Andersen Andersen & Strong, L.C. did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles, except as follows:

         The audit report of Andersen Andersen & Strong, L.C. on our financial statements as of and for the fiscal year ended November 30, 2001 contained a separate paragraph stating: "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the exploration stage and will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty."

         During the two most recent fiscal years and the subsequent interim period through November 15, 2002, there were no disagreements with Andersen Andersen & Strong, L.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Andersen Andersen & Strong, L.C., would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                                    GLOSSARY

         The following is a description of the meanings of some of the natural gas and oil industry terms used in this prospectus.

         AFE (AUTHORIZATION FOR EXPENDITURE). An estimate of the costs of drilling and completing a proposed well, which the operator provides to each working interest owner before the well is commenced.

         CASING. Steel pipe that screws together and is lowered into the hole after drilling is complete. It is used to seal off fluids and keeps the hole from caving in.

         COMPLETION. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

         DEVELOPMENT WELL. A well drilled in to a proved natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

         DOWNHOLE. Refers to equipment or operations that take place down inside a borehole.

         DRY HOLE. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

         EXPLORATORY WELL. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

         FARM-IN OR FARM-OUT. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

         GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

         NET ACRES OR NET WELLS. The sum of the fractional working interest owned in gross acres or wells, as the case may be.

         OPERATOR. The individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

         OVERRIDING ROYALTY. A revenue interest in oil and gas, created out of a working interest. Like the lessor's royalty, it entitles the owner to a share of the proceeds from gross production, free of any operating or production costs.

         PRODUCTIVE WELL. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

         PROSPECT. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

         RESERVOIR. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

         SURFACE CASING. Pipe that is set with cement through the shallow water sands to avoid polluting the water and keep the same from caving in while drilling a well.

         UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

         WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.


                             BUSINESS AND PROPERTIES

         We are in the business of oil and gas exploration and production and are currently acquiring and developing coal bed methane ("CBM") and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas, Europe and other areas that offer attractive exploitation opportunities for natural gas. To date, we have engaged in only limited drilling activities and have mostly undeveloped acreage.

         We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. Should we commence production of these products, we anticipate that generally they will be sold at the wellhead to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will be refineries and transmission companies that have facilities near our producing properties.

CORPORATE BACKGROUND

         We were incorporated in the State of Colorado on December 17, 1999 under the name "Galaxy Investments, Inc.," to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, and other parts of Canada. On November 1, 2002, we entered into an agreement and plan of reorganization to acquire all of the issued and outstanding capital stock of Dolphin Energy Corporation, a Nevada corporation, for approximately 70% of our outstanding common stock. The acquisition of Dolphin Energy was completed as of November 13, 2002. We changed our name to "Galaxy Energy Corporation" on May 15, 2003.

         Upon completion of the transaction, Dolphin Energy became our wholly owned subsidiary. However, since this transaction resulted in the existing stockholders of Dolphin Energy acquiring control of the surviving company, for financial reporting purposes the business combination was accounted for as a reverse acquisition with Dolphin Energy as the acquirer. Accordingly, all financial information presented in this report for periods prior to November 13, 2002 represents the historical information of Dolphin Energy.

         On May 7, 2003, we entered into a share exchange agreement with Pannonian International, Ltd., a Colorado corporation, whereby we would acquire that company solely for shares of our common stock. We completed the acquisition as of June 2, 2003 and issued 1,951,241 shares of our common stock, making Pannonian International a wholly-owned subsidiary.

COAL BED METHANE

         Methane is the clean-burning primary component of natural gas. While conventional natural gas is often comprised of a mixture of methane and other gases, coal bed methane (CBM) is attractive because it usually has very high percentage of methane - up to 96%. Coal bed methane in the Powder River Basin was generated not by heat and pressure, but by bacterial activity within the coal itself. These anaerobic bacteria are classified as methanogens for their ability to generate large quantities of methane. As methane is generated it is trapped (absorbed) onto microscopic surfaces within the coal by water pressure. CBM wells drilled into the coal serve a dual purpose: to remove water, thereby lowering the pressure in the coal, and to allow the liberated gas to move to the surface.

         In recent years, coal bed methane has attracted attention from the energy sector. Methane is generally considered a cleaner form of energy than traditional coal and oil. Since CBM in this area is found at relatively shallow predictable depths, exploration and development costs are generally much lower than for deeper, more geologically complex oil and gas exploration projects. The wells drilled and completed to extract CBM from these shallower coal seams are therefore much more cost effective to construct. Operating costs, however, for these wells are usually higher than for conventional free flowing gas wells due to the need for pumping and disposing of large volumes of water during the producing life.

         The extraction of coal bed methane involves pumping large volumes of water from the coal seam aquifer in order to release the water pressure that is trapping the gas in the coal. Methane travels with the ground water being pumped from the coal by a well drilled and equipped with a water pump that is completed in a coal seam that contains methane. Since methane has very low solubility in water, it separates from the water in the well before the water enters the pump. Instead of dewatering the coal seam, the goal is to decrease the hydrostatic pressure above the coal seam. Water moving from the coal seam to the well bore encourages gas migration toward the producing well. As this water pressure is released, the gas will rise and is separated from the water and can be piped away.

         In the Rocky Mountain region, significant resources of CBM exist in the Powder River Basin of Wyoming and Montana, the Greater Green River Basin of Wyoming, Colorado, and Utah, the Uinta-Piceance Basin of Colorado and Utah, and the Raton and San Juan Basins of Colorado and New Mexico.

OIL AND GAS ASSETS

         POWDER RIVER BASIN - WYOMING (LEITER FIELD). Effective September 30, 2002, we entered into a lease acquisition and drilling agreement with Pioneer Oil, a Montana limited liability company ("Pioneer"), which entitled us to earn a 100% working interest and a 78% net revenue interest in leases covering 15,657 acres in the Powder River Basin, near Leiter, Wyoming. The project area is 20 to 30 miles west of the main north-south CBM fairway in Campbell County, Wyoming, and is approximately 9 miles west of the nearest established CBM production. Most of our acreage is positioned along roads and pipelines. There is 20-inch gas transmission line crossing our leased property, and U.S. Highway 14 runs through the project area and provides year-round access.

         Ten producible coal seams have been identified throughout the lease area, which range from 10 feet to 35 feet in thickness and with depths of 600 to 2,500 feet below the surface. The primary targets are coal beds in the Fort Union Formation. Drilling depths range from 1,700 to 2,600 feet. The Fort Union Formation is expected to have about 130 feet of aggregate coal separated into 8 to 10 widely spaced beds. The coals are widespread and have a nearly continuous distribution. The successful implementation of multi-seam well completion technology and cost effective produced water management in accordance with existing established practices and requirements will greatly enhance results. Mud logs from the five existing wells on this property indicate the presence of gas in these coal seams. The mud log gas shows are consistent with other Fort Union coals in the western portion of the Powder River Basin. Based on historical production from other similar areas within this basin, which are producing gas from the same Fort Union Formation coals in approximately 11,000 active wells, we are optimistic that economically recoverable amounts of gas will be present here. However, we do not yet have any production tests from these wells on this property that substantiate the amount of gas, and we recognize that analogies drawn from available data from other wells or producing fields may not be applicable to our drilling prospects.

         We have started a continuous drilling program into the potential productive seams and intend to maintain and develop the Leiter area as long as it produces marketable quantities of gas. We have determined that the initial target seams will be the Cook, Wall, and Pawnee seams at depths of 1,700 to 1,800 feet. These zones have exhibited the highest consistent gas shows in the area and comprise 35 to 40 feet of total coal across an interval of approximately 100 feet. Depending on pricing and water disposal capacity, an additional 70 to 80 feet of shallower prospective coal could be accessed through future perforations or by drilling additional wells to accelerate gas production.

         To acquire the leases covering this acreage, we were required to pay and did pay $100,000 by January 31, 2003. We were required to pay $1,650,000 by October 1, 2003, deposit the estimated costs to drill and complete 30 pilot wells into an escrow account by October 1, 2003, and drill at least 25 pilot wells by March 1, 2004. The agreement also provided for the acquisition of a 100% interest in five natural gas wells, for $500,000, by October 1,

2003. Pioneer extended the obligations due October 1, 2003 to October 31, 2003, to allow for negotiation of a new agreement.

         Instead of negotiating a new agreement, on December 22, 2003, we purchased Pioneer's position for $1,000,000 cash and 2,000,000 shares of our common stock, valued at $1.40 per share. By purchasing Pioneer's position, we are now the lessee under the leases and the owner of the five natural gas wells. These wells were drilled in late 2001, have been equipped with downhole production pumps, and one coal zone is partially dewatered. We expect to commence production from these five completed wells and several additional wells during 2004. We do not have any estimates as to reserves attributed to these wells. The leases had required the drilling of 60 wells by March 9, 2004. However, we reached an agreement to extend this date to October 10, 2004. We deposited $150,000 into an escrow account, which was to be returned to us if we met this drilling requirement by October 10, 2004 or forfeited if the drilling requirement was not met by the deadline.

         On October 1, 2004, we completed further negotiations whereby, for the payment of $150,000 previously held in escrow, the lessors agreed that the drilling commitment had been met and we acquired an additional 360 acres of oil and gas leases in the area adjacent to these current lease holdings. We are now obligated to drill a total of 125 wells on the leased acreage by December 31, 2005 under the terms of the amended lease.

         During the nine months ended August 31, 2004, we purchased five existing natural gas wells and transferred 16 existing permits from Pioneer to us, drilled 30 new wells and set seven-inch production casing in those wells, and commenced location surveying, permit procedures, and obtained surface use agreement approval for an additional portion of these leases.

         Effective October 1, 2002, we entered into a Coal Bed Methane Participation Agreement with Horizon Exploitation, Inc., a Colorado corporation ("Horizon"), to provide funding for the development of our Pioneer leasehold interests and establish an area of mutual interests in the Powder River Basin located in Wyoming and Montana for future projects on the same terms as described below.

         Under the terms of the agreement Horizon was given the right to participate, subject to funding, in the development of up to 120 wells and the purchase of the five existing wells from Pioneer. Horizon's commitment to participate in the development was subject to an initial funding by Horizon of $100,000, a $500,000 payment for the purchase of the five existing wells, and the placement of $1,650,000, plus the estimated amount to drill and complete 30 pilot wells, into escrow as a partial payment for a 30-well pilot project on or before September 15, 2003. The estimated AFE cost per well was $150,000. We were to earn an initial 15% carried interest in all wells drilled and purchased. We were also given an option to purchase additional working interest from Horizon at Horizon's initial well cost. After the completion of a 30-well pilot program, we had the right to purchase an additional 25% working interest in each of the wells at Horizon's initial well and land cost. An additional 25% could be purchased on the same terms from Horizon within two years after the completion of the pilot program. These dates were extended to January 15, 2004. Since this agreement has now expired, we are negotiating a new agreement.

         Horizon Exploitation, Inc. is a Colorado corporation and the general partner of two U.S. limited liability limited partnerships, which are subsidiaries of a German-based fund, the Horizon Exploitation Fund GmbH & Co. KG, managed by Horizon Exploitation Fund Verwaltung GmbH, a German corporation, in Basel, Switzerland. The German-based fund would be the actual entity providing the monies needed for drilling. The Colorado corporation only provides administrative support for any investments made by the German-based fund. The German-based fund is in the process of raising its capital. As of the date of this prospectus, it had not yet obtained its desired funding.

         POWDER RIVER BASIN - WYOMING (BUFFALO RUN, PIPELINE RIDGE, HORSE HILL AND DUTCH CREEK). In January 2004, we acquired an operating interest in 61 non-producing CBM wells and approximately 12,000 gross acres in the Powder River Basin in Wyoming (the "Continental acreage") from DAR, LLC, in consideration for 3,000,000 restricted shares of our common stock, valued at $1.80 per share, $163,655, and $2,600,000 in future payments. The amount of $1,000,000 is due January 14, 2005 and $1,600,000 is due June 24, 2005.

         This property is located approximately 12 miles southeast of Sheridan, Wyoming, and is divided into four CBM development projects: Buffalo Run, Pipeline Ridge, Horse Hill, and Dutch Creek. The project area contains up to eight separate coals, ranging in depth from 150 feet to 1,800 feet. Coal thickness ranges from 20 feet to 70 feet, generally thinning with depth. Gas content ranges from 30 to 90 cubic feet per ton, generally increasing with depth. We estimate that full development of this project area is expected to require up to 280 wells, with two or three wells per location and up to four coal zone completions per well.

         The four projects are in the early implementation stages with 97 wells drilled to various depths as of August 31, 2004. Of these, 60 have been completed and approximately one-third of those exhibit shut-in gas pressures of up to 50 pounds per square inch at the wellhead. The remaining wells have all had significant gas shows during drilling and completion operations. None of these wells has been stimulated or placed on production yet. Contracts for electrical power supply have been executed with two utilities, Powder River Energy and Montana Dakota Utilities, and construction is nearly complete in the Pipeline Ridge area. A gas gathering agreement for pipeline access has been executed, and a compression facility will be constructed by the time the remaining wells are completed and the field is electrified and the gathering infrastructure is in place. We began to drill additional development wells throughout these project areas commencing spring 2004.

         We propose to accomplish water disposal without surface discharge through re-injection and off-channel storage ponds. Injectivity tests have been performed to confirm that the Bar N Coal and shallow water sands will accommodate a significant volume of water injection. This method of water disposal has been implemented in several CBM projects and is approved by the regulatory authorities.

         In March 2004, we acquired the remaining 35% working interest in the Buffalo Run project for $592,464. In April 2004, we acquired the remaining 50% working interest in the Dutch Creek project for $300,000 and 360,000 restricted shares of our common stock, valued at $2.63 per share.

         As a result of these acquisitions we have approximately a 100% working interest in the Buffalo Run project, which has 19 wells drilled and completed and another 25 wells in various stages of completion, and a 100% working interest in the Dutch Creek project, which has 13 wells drilled and completed and another four wells in various stages of completion.

         Also in April 2004, we acquired various working interests in approximately 27,000 net acres adjacent to, and in the vicinity of, the Leiter and Continental acreage. The acquisition price for these new interests was $739,550.

         In June 2004, we entered into a letter of intent to acquire approximately 4,400 net acres of oil and gas leases in Campbell and Converse Counties. Under the terms of the agreement, we committed to pay 100% of the cost to drill 12 wells on the acreage, to earn a 50% interest in those wells along with a 50% working interest in nine existing wells, seven of which have been completed. We paid the seller $100,000 and have the right to acquire for an additional $1,900,000 payable no later than November 1, 2004, a 90% working interest in the entire leasehold acreage including all wells on the property.

         During the period ended August 31, 2004, we drilled 16 wells on the acreage thereby completing our drilling commitment. Subsequent to August 31, 2004, we drilled an additional 8 wells on the acreage. On September 30, 2004, we exercised our option to acquire the additional working interest in the wells and a 90% working interest in the leasehold acreage in the prospects. After closing adjustments, we paid approximately $1,886,000 for these interests.

         We have executed a contract with Continental Industries, LC, an affiliate of DAR, LLC, to act as contract operator on our Wyoming Powder River Basin leases. Continental, a privately-held exploration and production company based in Casper, Wyoming, was among the first CBM participants in the Powder River Basin and has extensive CBM experience. Since 1999, Continental has implemented successfully five CBM projects with over 200 wells. Continental was chosen as the contract operator on these properties because of its in-depth knowledge and plans in place to fully develop these properties.

         In addition, we have engaged Continental to conduct operations on our Leiter Field acreage because of the following factors:

           o the proximity of the Leiter Field to the Buffalo Run, Pipeline Ridge, Horse Hill and Dutch Creek projects;
           o Continental's close relationship with the technical and legal representatives of the Leiter Field mineral owners; and
           o    Continental's demonstrated capabilities.

         We are compensating Continental under the terms and provisions of a contract operator agreement with normal industry standard rates for personnel and expenses.

         POWDER RIVER BASIN - MONTANA. On August 5, 2003, we entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"). Quaneco is a privately-held oil and gas company operating primarily in the Rocky Mountain region.

         Under the terms of the agreement, we had an option to acquire up to 50% of Quaneco's 50% working interest in certain oil and gas leases covering approximately 214,000 gross acres in the Powder River Basin area of Montana. If the option were fully exercised, we would acquire the working interests in approximately 53,500 net acres. The primary geologic target associated in the acreage is natural gas from shallow coal beds located at depths of 200 feet to 2,500 feet. The purchase price of the option was $6,625,000 payable in six installments of varying amounts. The first three installments, totaling $2,787,500, were paid. In addition, Quaneco credited us with payment of $600,000 under the agreement through its purchase of $600,000 in convertible debentures (discussed below), thereby entitling us to a 12.5% working interest.

         We determined this to be a fair transaction for us, based on our study of the area. Multiple coal seams are present in this prospect area, with a total coal thickness of approximately 100 feet. There are several surface structures and faults in the prospect area that were mapped by the U.S. Geological Survey and the Montana Bureau of Mines. We believe that these structural features are expected to enhance the CBM gas production. Data used in defining the prospect area was taken from these agencies, as well as information from abandoned deeper oil and gas wells drilled in the area. CBM gas production has been established approximately 6 miles south of the area where cumulative production to date is about 20 billion cubic feet of natural gas. Leasing costs for similar acreage, including initial bonus fees, broker costs, title work, and some rentals, vary between $100 and $200 per acre. This agreement with Quaneco provides for a cost of $125 per acre.

         This acreage is divided into two projects: the Kirby prospect and the Castle Rock prospect. We intend to participate in a 16-well pilot program on the Kirby prospect for our 25% working interest share during 2004. We participated in an initial core hole program on the Castle Rock prospect, the results of which are being evaluated.

         On September 1, 2004, we determined not to increase our working interest position beyond our existing 12.5% (approximately 26,750 net acres and 2 gross wells (0.5 net wells)), so that we can focus our efforts on our coal bed methane development program in the Powder River Basin of Wyoming. Accordingly, we are not paying the balance of the option purchase price in the amount of $3,237,500, the installments of which were due September 1, 2004 and December 1, 2004. There were no penalties to us associated with this decision.

         EAST TEXAS. As of August 31, 2004, we have paid-up leases covering approximately 2,780 acres in the vicinity of the Trawick Field, located in Rusk and Nacogdoches Counties, Texas. Leases covering approximately 1,118 acres are for a three-year term expiring in late 2005 and early 2006, while the leases covering the remaining approximately 1,662 acres are for a five-year term expiring in 2007. With the exception of two leases with an 18.75% royalty interest covering approximately 79 acres, and one lease with a 20% royalty interest covering approximately 170 acres, all of the leases provide for a 16.67% royalty interest to the mineral owner.

         All of the leases were originally held by Harbor Petroleum, LLC or Florida Energy, Inc. on behalf of Dolphin Energy Corporation, but have been assigned to Dolphin Energy Corporation. Dolphin is responsible for payment of all of the acquisition costs and maintenance costs of the leases. Both Harbor Petroleum, LLC and Florida Energy, Inc. are related parties. See "Certain Relationships and Related Transactions." Dolphin Energy owns all of the working interests acquired under the leases, and a 2% overriding royalty interest is shared equally by Harbor Petroleum and Florida Energy. However, with respect to 400 contiguous acres designated by Florida Energy, Florida Energy shall have a 3.125% overriding royalty interest instead of a 1% overriding royalty interest. In addition, Dolphin Energy agreed to pay Florida Energy a bonus of $50,000 for identifying this lease play. This bonus obligation was evidenced by a promissory note due March 7, 2004 that accrued interest at the annual rate of 7-1/2%. That note was paid in March 2004.

         Dolphin Energy has agreed that the geological and geophysical information acquired by our operations on this acreage shall belong to Dolphin as well as Harbor Petroleum and Florida Energy. Dolphin shall be the operator for and shall have full control of all operations conducted with respect to this acreage.

         In 2005, we propose to drill a vertical wellbore through the deepest potential Travis Peak sandstone in the first specific prospect area we are targeting.

         JIU VALLEY - ROMANIA. Pannonian International has a concession agreement covering 21,538 gross acres for a term of 30 years in the Jiu Valley Coal Basin, Romania. This acreage contains up to 18 coal seams with a cumulative thickness up to 52 meters at depths of 985 to 3,280 feet. The main target seam averages 22 meters in thickness in the concession area. The concession from the Romanian government was issued October 22, 2002. During the first five years of the concession, the concession holder is required to expend a specified amount for exploratory work. If that specified amount is not spent, the concession holder must pay that amount to the Romanian government. If no payment is made, the concession is cancelled. Pannonian's minimum exploration expenditure commitments are as follows:
             o    $2,000 by October 21, 2003
             o    $2,000 by October 21, 2004
             o    $252,000 by October 21, 2005
             o    $182, 000 by October 21, 2006
             o    $182,000 by October 21, 2007
Pannonian has already spent in excess of $6,000, thereby satisfying its requirements through October 21, 2004.

         Pannonian proposes to drill two wells in 2005, as Pannonian management believes that it has two drill sites in close proximity to where earlier wells have blown out methane. These drill sites are approximately 1.5 miles from a 20-inch gas trunk pipeline, and is approximately the same distance from an electrical generation plant that uses both natural gas and coal as fuel. Pannonian estimates that it would cost approximately $475,000 to test and complete each well as a producing well. If Pannonian could drill a successful producing well, it could then attract the necessary capital to drill other offset development wells.

         We believe that the proximity to the gas trunk pipeline is a significant factor in analyzing the economic viability of a project in this area. We estimate the cost of tying-in to this pipeline to range from approximately $168,000 to $863,000, depending upon whether gas/water separators and a compressor would be required. Since we have not yet drilled any wells on this property and thus do not have any proved reserves, we can analyze economic viability using only conservative CBM production model curves. Based upon these conservative CBM production model curves, current natural gas/CBM sales prices in Romania, and existing Romanian currency rates, we estimate that we would need 13 wells to justify a tie-in to the pipeline.

         The property is subject to a royalty interest of approximately 7-1/2% to the Romanian government and 2-1/2% to the coal mining company.

         Pannonian has applied for a concession on an additional 120,000 acres in Romania and has identified further European license areas for which it is in the application process.

         NEUES BERGLAND - GERMANY. In December 2003, the 149,435-acre Neues Bergland Exploration Permit was granted for a three-year term to Pannonian International (50%) and two co-permitees (each with 25%). Both of the co-permittees are privately-held oil and gas companies that are not affiliated with us. Under the terms of the permit, we and our co-permittees have the exclusive right to explore for natural resources within the permit area, subject to the obtaining the approval from third-party landowners. Permit holders must pay field taxes by May 31 of each year for the previous calendar year. Permit holders can deduct from field taxes those expenditures incurred by the permit holder that were necessary to obtain geophysical, geochemical, petrological or reservoir data, such as geophysical work with processing, drilling operations, reprocessing work, and fracturing with the goal of transforming a non-producing into a producing reservoir. The field tax for 2003 has been paid.

         The permit requires the drilling of an initial exploration test borehole during 2004. The estimated cost of phase one of this work program, which consists of building the drillsite, drilling and testing the first exploration test borehole, evaluating the borehole with a long-term flow-test program, evaluating the test results, and re-evaluating the economic, environmental, regulatory, and technical issues is $1,800,000. Our current plan is to proceed with phase one only if we can obtain the necessary funding through a farm-out arrangement. The costs incurred in connection with phase one would offset all of the field taxes for 2004.

         The initial drill site is approximately two miles from a local gas distribution grid (8" pipeline) and about 4 miles from a 38", 1000 pounds per square inch, international trunk pipeline. The proximity to these in-place gas distribution systems would provide excellent marketing potential in what is considered to be one of Europe's best natural gas markets. A drilling schedule for this permit will be announced once we know whether the necessary funding is available.

PRODUCTIVE GAS WELLS

         The following summarizes our productive and shut-in gas wells as of August 31, 2004. Productive wells are producing wells and wells capable of production. Shut-in wells are wells that are capable of production but are currently not producing. Gross wells are the total number of wells in which we have a working interest. Net wells are the sum of our fractional working interests owned in the gross wells.

                                                PRODUCTIVE GAS WELLS
                                             GROSS                  NET
            Producing gas wells                 8                    7.2
            Shut-in gas wells                 112                  110.5
                                              ---                  -----
                 Total                        120                  117.7
                                              ===                  =====

OIL AND GAS ACREAGE

         The following table sets forth the undeveloped and developed leasehold acreage, by area, held by us as of August 31, 2004. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Developed acres are acres, which are spaced or assignable to productive wells. Gross acres are the total number of acres in which we have a working interest. Net acreage is obtained by multiplying gross acreage by our working interest percentage in the properties. The table does not include acreage in which we have a contractual right to acquire or to earn through drilling projects, or any other acreage for which we have not yet received leasehold assignments.

                           UNDEVELOPED ACRES                DEVELOPED ACRES
                         GROSS             NET          GROSS              NET
    Wyoming              71,617           44,681        9,440             9,376
    Montana             232,532           32,383           80                20
    East Texas            2,780            2,780           --                --
    Romania              21,538           21,538           --                --
                        -------          -------        -----             -----
         Total          328,467          101,382        9,520             9,396
                        =======          =======        =====             =====

DRILLING ACTIVITY

         We had no drilling activity during the year ended November 30, 2003.

PRESENT ACTIVITIES

         As of August 31, 2004, we had active operations in Wyoming. Four rigs were working in Wyoming conducting drilling and completion operations.

DEVELOPMENT AND ACQUISITION CAPITAL EXPENDITURES

         During the fiscal years ended November 30, 2003 and 2002, we incurred $2,312,011 and $873,797, respectively, in identifying and acquiring petroleum and natural gas leases and prospect rights.

PRINCIPAL PRODUCTS

         We conduct exploration activities to locate natural gas and crude petroleum. Should we commence production of these products, we anticipate that generally they will be sold at the wellhead to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will be refineries and transmission companies that have facilities near our producing properties.

COMPETITION

         Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. We do not hold a significant competitive position in the oil and gas industry.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

         Our operations are subject to various levels of government controls and regulations in the United States and internationally.

         UNITED STATES REGULATION. In the United States, legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling, gas processing plants and production activities, increase the cost of doing business and, consequently, affect profitability. Inasmuch as new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

         We consider the cost of environmental protection a necessary and manageable part of our business. We believe we will be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

         EXPLORATION AND PRODUCTION. Our United States operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

         ENVIRONMENTAL AND OCCUPATIONAL REGULATIONS. Various federal, state and local laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect our existing and proposed exploration, development, processing, and production operations and the costs attendant thereto. These laws and regulations increase our overall operating expenses. We plan to maintain levels of insurance customary in the industry to limit our financial exposure in the event of a substantial environmental claim resulting from sudden, unanticipated and accidental discharges of oil, salt water or other substances. However, we do not intend to maintain 100% coverage concerning any environmental claim, and we do not intend to maintain any coverage with respect to any penalty or fine required to be paid by us because of our violation of any federal, state or local law. We are committed to meeting our responsibilities to protect the environment wherever we operate and anticipate making increased expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment. We cannot predict with any reasonable degree of certainty our future exposure concerning such matters. We consider the cost of environmental protection a necessary and manageable part of our business. We believe we will be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

         We are also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations, and the judicial construction of same, we are unable to predict with any reasonable degree of certainty our future costs of complying with these laws and regulations. We consider the cost of occupational safety and health a necessary and manageable part of our business. We believe we will be able to plan for and comply with new occupational safety and health initiatives without materially altering our operating strategies.

         INTERNATIONAL REGULATION. The oil and gas industry is subject to various types of regulation throughout the world. Legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, government agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling and production activities, increase the cost of doing business and, consequently, affect profitability. Inasmuch as new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations. The following are significant areas of regulation.

         EXPLORATION AND PRODUCTION. Pannonian's oil and gas concessions and permits are granted by host governments and administered by various foreign government agencies. Such foreign governments require compliance with detailed regulations and orders which regulate, among other matters, drilling and operations on areas covered by concessions and permits and calculation and disbursement of royalty payments, taxes and minimum investments to the government.

         Regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Pannonian's operations are also subject to regulations, which may limit the number of wells or the locations at which Pannonian can drill.

         ENVIRONMENTAL REGULATIONS. Various government laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect Pannonian's exploration, development, processing and production operations and the costs attendant thereto. In general, this consists of preparing Environmental Impact Assessments in order to receive required environmental permits to conduct drilling or construction activities. Such regulations also typically include requirements to develop emergency response plans, waste management plans, and spill contingency plans. In some countries, the application of worldwide standards, such as ISO 14000 governing Environmental Management Systems, are required to be implemented for international oil and gas operations.

EMPLOYEES

         As of August 31, 2004, we had a total of 8 full time employees and no part-time employees. None of our employees is covered by a collective bargaining agreement.

PRINCIPAL OFFICES

         Our principal executive offices are located at 1331 - 17th Street, Suite 730, Denver, Colorado, where we lease approximately 2,580 square feet of office space under a lease expiring February 28, 2007.

         We also have an office at 1001 Brickell Bay Drive, Suite 2202, Miami, Florida, where we lease approximately 1,300 square feet of space on a lease expiring June 30, 2005.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against us.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   Our executive officers and directors are:

   NAME                         AGE    POSITION
   Marc E. Bruner                31    President and Director
   Carmen Lotito                 60    Executive Vice President, Chief Financial
                                       Officer, Treasurer and Director
   Cecil D. Gritz                60    Chief Operating Officer and Director
   Richard E. Kurtenbach         49    Vice President - Administration and
                                       Controller
   Gerri Baratz                  54    Secretary
   Nathan C. Collins             69    Director
   Dr. James M. Edwards          58    Director
   Robert Thomas Fetters, Jr.    64    Director
   Thomas W. Rollins             72    Director

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

MARC E. BRUNER, PRESIDENT AND DIRECTOR

         Marc E. Bruner became our President and director upon the acquisition of Dolphin Energy in November 2002. He has served as president of Dolphin Energy since June 2002. From September 1999 to June 2002], he worked as an investment banker and analyst for Resource Venture Management AG, a Swiss-based energy sector consulting firm. From January 1999 to September 1999, Mr. Bruner did miscellaneous consulting work He was a senior account executive for J.B. Oxford & Co., a national securities firm, from February 1997 to January 1999; and an account executive for GKN Securities, Boca Raton, Florida, from June 1996 to November 1996. Mr. Bruner holds a B.S. degree in accounting from the University of Notre Dame. Mr. Bruner devotes all of his working time to the business of the company.

CARMEN LOTITO, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND DIRECTOR

         Carmen Lotito became our Chief Financial Officer, Treasurer and director upon the acquisition of Dolphin Energy in November 2002. He became our Executive Vice President in August 2004. He has been a director and the chairman of the audit and compensation committees of Gasco Energy, Inc., a publicly-traded natural gas and petroleum exploitation and development company based in Englewood, Colorado, since April 2001. He served as vice president, chief financial officer and director of Coriko Corporation, a private business development company, from November 2000 to August 2002. From July 1998 to October 1999, Mr. Lotito served as director of marketing and business development for Impact Web Development, Salt Lake City, Utah. Prior to joining Coriko, Mr. Lotito was self-employed as a financial consultant. In 1988, Mr. Lotito joined ConAgra, Inc., in San Antonio, Texas as a brand manager. In 1966, Mr. Lotito joined the firm of Pannell, Kerr Forester & Co. as a senior accountant in management and audit services for the company's Los Angeles and San Diego, California offices. Mr. Lotito holds a BS degree in Accounting from the University of Southern California. Mr. Lotito is the stepfather of Marc E. Bruner. Mr. Lotito devotes all of his working time to the business of the company.

CECIL D. GRITZ, CHIEF OPERATING OFFICER AND DIRECTOR

         Cecil D. Gritz became a director upon the acquisition of Dolphin Energy in November 2002 and became our chief operating officer in October 2003. He has worked in the oil and gas industry for more than three decades and holds an advanced degree in petroleum engineering and is a graduate of the Colorado School of Mines. Mr. Gritz worked as an engineer in various capacities for Shell Oil Company from June 1966 to August 1973. After leaving Shell Oil Company, he worked as a drilling and production manager, president of a drilling company, and petroleum engineer for companies in Denver, Colorado. He was the vice president of engineering and operations for Vista Resources, Inc., Denver, Colorado, from July 1977 to September 1982, and the drilling and production manager for Trend Exploration Limited, Denver, Colorado, from September 1982 to September 1986. As an in-house full-time consultant, he provided services as a petroleum engineer and project manager for David Schlachter Oil & Gas, an independent oil and gas company based in Dallas, Texas, from September 1986 to March 1988. He was vice president of operations for Dantex Oil & Gas, Inc., Dallas, Texas, from March 1988 to August 1993. Mr. Gritz has been a manager and consulting petroleum engineer for Harbor Petroleum, LLC in Granbury, Texas, since August 1993. He is a 50% owner of that company. Mr. Gritz devotes all of his working time to the business of the company.

RICHARD E. KURTENBACH, VICE PRESIDENT - ADMINISTRATION AND CONTROLLER

         Richard E. Kurtenbach became our Vice President - Administration and Controller in April 2004, after having worked for us on a part-time basis since January 2004. He has over 25 years of experience in domestic and international oil and gas operations and auditing. From May 2003 to January 2004, he was an accounting supervisor with respect to the Powder River business unit for Marathon Oil Company, with responsibility for the preparation and analytical review of monthly and quarterly financial statements for local management and corporate consolidation purposes. He was the finance and administration manager for Hilton Petroleum, Inc./STB Energy, Inc. from March 1998 to January 2001. He provided management of all financial, administrative and accounting functions for these companies that were U.S. subsidiaries of a Canadian publicly traded company. Between his employment with Marathon Oil and Hilton/STB, he was self-employed as a financial, accounting, auditing, tax, and administrative consultant. Mr. Kurtenbach received a bachelor of science degree in accounting from Illinois State University and is licensed as a certified public accountant in Illinois and Colorado (inactive status).

GERRI BARATZ, SECRETARY

         Gerri Baratz became our Secretary in January 2004. She joined Dolphin Energy Corporation as an administrative assistant in August 2003. From February 1992 to September 2002, she served as an administrative assistant and office manager for VALIC, a company in Miami, Florida, that provided school, hospital, and government employees with a range of financial services, including various savings plans, IRAs, mutual funds, life insurance, long-term care insurance, and short-term disability insurance. After leaving VALIC, Ms. Baratz took a few months off. She then worked for two temporary services agencies in Miami, Florida, from December 2002 to August 2003. Ms. Baratz devotes all of her working time to the business of the company.

NATHAN C. COLLINS, DIRECTOR

         Nathan C. Collins became a director in April 2004. He has served as a director of First State Bank of Flagstaff, Arizona, since September 1998. Mr. Collins retired in 2003 after a long career in banking. Most recently, he served as president and CEO of Bank of the Southwest from February 2002 to September 2003, a community bank in Tempe, Arizona. From September 1999 to February 2002, he was the president of Nordstrom fsb in Scottsdale, Arizona. Nordstrom fsb, a wholly-owned subsidiary of Nordstrom, Inc., issues Nordstrom branded credit and debit cards, offers checking account and other financial services to Nordstrom customers, and provides related services and support for a number of other Nordstrom activities. His banking career spans 39 years, including serving as executive vice president, chief lending officer, and chief audit officer of Valley National Bank of Arizona, where he served from August 1964 to September 1987.

DR. JAMES M. EDWARDS, DIRECTOR

         Dr. James M. Edwards became a director upon the acquisition of Dolphin Energy in November 2002. He has been actively involved in international oil and gas exploration and exploitation for more than 27 years. He has participated in oil and gas discoveries in Australia, Columbia, Equatorial Guinea, France, Norway, Trinidad, Thailand, the United Kingdom, and the United States. Dr. Edwards previously worked as chief geologist for Triton Energy Corporation. While with Triton, he participated in the discovery efforts of the Cusiana/Cupiagua Field Complex, Columbia. Since June 1991, he has been the president of Equinox Energy Corp., an oil and gas consulting company located in Dallas, Texas. Dr. Edwards holds advanced degrees in geology, including a Master of Science from the University of Georgia and a Ph.D. from Rice University. Mr. Edwards devotes approximately 25 hours per month to the business of the company.

ROBERT THOMAS FETTERS, JR., DIRECTOR

         Robert Thomas Fetters, Jr. became a director in March 2004. He began his career in the oil and gas industry in 1966 when he joined Exxon, USA (then known as Humble Oil and Refining). He served in various capacities including exploration, production, and research management and as exploration planning manager. Internationally, he held positions as chief geologist for Esso Production Malaysia and exploration manager for Esso Australia. In 1983, Mr. Fetters joined Consolidated Natural Gas, serving as the president and CEO of its subsidiary, CNG Producing Company, from 1984 to 1989. From 1990 to 1995, he was the president of exploration and production for the Exploration Company of Louisiana, and from 1995 to 1997, he was the senior vice president of operations for National Energy Group in Dallas, Texas. In 1997, Mr. Fetters co-founded Beta Oil and Gas, Inc., based in Houston, Texas, and served as its managing director of exploration to September 2002. He continued to act as a consultant to Beta Oil and Gas after leaving his position to December 2002. In January 2003, he co-found Delta Resources, LLC, Houston, Texas, which was formed specifically to utilize leading edge technology in oil and gas exploration. He continues to serve as Delta's CEO and a director. In January 2003, he also co-founded Alliance Oil & Gas Company, LLC, Houston, Texas, which is principally involved in oil and gas acquisitions. He continues to serve as Alliance's chairman and a director. Since January 2004, Mr. Fetters has served as the president of Waveland Energy Partners, LLC, of Irvine, California. He holds both a bachelor's and master's degree in geology from the University of Tennessee.

THOMAS W. ROLLINS, DIRECTOR

         Thomas W. Rollins became a director in March 2004. He has been the chief executive officer of Rollins Resources, his natural gas and oil consulting firm in Houston, Texas, since 1985. He has also been a director of Remington Oil and Gas Corporation, a publicly-traded company headquartered in Dallas, Texas, since July 1996 and a member of the executive committee of its board of directors. Mr. Rollins previously held executive positions and/or directorships with Shell Oil Company, Pennzoil Company, Florida Gas Transmission Company, Pogo Producing Company, Magma Copper Company, and Felmont Oil Corporation. In 1953, he received his degree in geological engineering and is a distinguished graduate medallist from the Colorado School of Mines. He is a member of the American Association of Petroleum Geologists and the American Petroleum Institute.

ADVISORY COMMITTEE

         We established an Advisory Committee to obtain advice and recommendations from persons with significant experience in capitalizing and operating unconventional natural gas exploration and development companies. These persons did not want and do not have any authority to make decisions on our behalf or to bind us. However, they have committed to provide consulting services to us as requested in the following areas: identification of properties for acquisition, negotiation of deal terms, assistance in making presentations about our operations, and assistance in structuring financing arrangements. While members of the Advisory Committee have full access to our proprietary information that is relevant to particular tasks assigned to them, they are obligated to maintain the confidentiality of that information. Currently, the Advisory Committee meets informally with our officers through telephone conference calls or in person on average at least once a week, and our officers also speak with each member of the committee at least twice a week for input on various projects. Members of the Advisory Committee also participate at times during meetings of our board of directors when requested by the board and attend only those portions of the meeting relevant to assigned tasks. We pay each of our Advisory Committee members according to individually-negotiated consulting agreements. There is no set rate of compensation or benefits for service as an Advisory Committee member.

         Marc A. Bruner serves as Chairman of our Advisory Committee. He has served as the Chairman of the Board of Directors of Gasco Energy, Inc., a publicly-held oil and gas exploration company, since February 2001. From January 1996 to January 1999, Mr. Bruner was founding Chairman of the Board of Ultra Petroleum, an American Stock Exchange listed natural gas company. Ultra's business is focused on tight sand development in the Green River Basin of Wyoming. In late 1997, Mr. Bruner co-founded Pennaco Energy, Inc., a coal bed methane company that had land holdings in the Powder River Basin. Pennaco was acquired in March 2001 by Marathon Oil Company. In 1996, Mr. Bruner co-founded RIS Resources International, a natural gas company, and served as a director until late 1997. Marc A. Bruner is the father of Marc E. Bruner. Mr. Bruner currently devotes approximately 20 hours per week to the business of the company. We pay for his services through a consulting agreement with his company, Resource Venture Management.

         Brian Hughes joined our Advisory Committee in March 2004. He started his career in the oil and gas industry in 1985, as a production engineer for Shell Oil Company. While employed by Shell through 1988, he was responsible for hydraulic fracturing operations for Shell's operated units in West Texas. Mr. Hughes then worked as a consultant from 1989 to 1996. During that period, he planned and supervised exploration and production operations in the Rocky Mountains and West Texas, including coal bed methane exploration programs in the Sand Wash Basin, Piceance Basin, and San Juan Basin. His research into tight gas sand and coal bed methane plays resulted in his involvement with Ultra Petroleum and RIS Resources International from 1996 to 1998, where he served as vice president exploration and production for those companies. Mr. Hughes briefly served as vice president exploration and production for Pennaco Energy, Inc. in 1998. Mr. Hughes has been a consultant since 1998, focusing on coal bed methane opportunities in the Powder River Basin, Forest City Basin, Arkoma Basin, Uinta Basin, Green River Basin, Bellingham Basin, Vancouver Island, Hat Creek, Western Alberta, Southeast Alberta, Alaska, and Zimbabwe. Mr. Hughes has been the manager of Crusader Resources, LLC, since that entity's inception in May 2002. Crusader Resources is wholly-owned by Mr. Hughes and is engaged in providing oil and gas contractor services, as well as making oil and gas investments.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. While the officers and directors are engaged in other business activities, we anticipate that such activities will not interfere in any significant fashion with the affairs of our business.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         From November 2002 to April 2004, Chris D. Wright served as one of our directors. Mr. Wright resigned on April 8, 2004, in order to assure that certain legal proceedings in his background would not impair our ability to proceed with a proposed listing of our common stock on a stock exchange.

         On December 20, 2002, Mr. Wright consented to an order by the British Columbia Securities Commission finding violations of insider trading and acting contrary to the public interest. He was ordered to cease trading in any securities, acting as a director or officer of any British Columbia resident issuers (except for his private holding companies), and engaging in any investor relations activities for a four-year period ending December 20, 2006. In addition, Mr. Wright agreed to pay $107,937.50 in profits made from the violations and $34,000, of which $4,000 represented costs of the investigation.


                             EXECUTIVE COMPENSATION

         The following table sets forth information about the remuneration of our chief executive officers for the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------

                                                                          LONG TERM COMPENSATION
                                                                  --------------------------------------
                                ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                   ---------------------------------------------- --------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
   NAME AND                                             ANNUAL        STOCK     UNDERLYING      LTIP       ALL OTHER
   PRINCIPAL                                           COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS    COMPENSA-
   POSITION         YEAR    SALARY ($)    BONUS ($)     TION ($)       ($)        SARS (#)        ($)       TION ($)
---------------------------------------------------------------------------------------------------------------------
 Marc E. Bruner     2003      $72,000        -0-          -0-          -0-          -0-          -0-          -0-
  President (1)<F1> 2002      $47,000        -0-          -0-          -0-          -0-          -0-          -0-
---------------------------------------------------------------------------------------------------------------------
   Gregory C.       2002        -0-          -0-          -0-          -0-          -0-          -0-          -0-
     Burnett        2001        -0-          -0-          -0-          -0-          -0-          -0-          -0-
  President (2)<F2>
---------------------------------------------------------------------------------------------------------------------
-------------------

(1)<F1> Mr. Bruner has been the President from November 13, 2002. The salary shown above includes consulting fees paid to Mr. Bruner.
(2)<F2>  Mr. Burnett was the President from December 17, 1999 to November 13,
         2002.

         During the last fiscal year, there were no grants of stock options, stock appreciation rights, benefits under long-term incentive plans or other forms of compensation involving our officers. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

         From April 1, 2003 through February 29, 2004, we paid our two outside directors a stipend of $1,500 per month. On May 15, 2003, we also granted each of them options to purchase 60,000 shares at $1.00 per share, exercisable through May 15, 2013. One-third of these options vests each year beginning May 15, 2004.

         Beginning March 1, 2004, we pay our outside directors $2,500 per month, plus an additional $500 per month for each committee on which they serve. Outside directors were also granted 60,000 stock options, which vested immediately and are exercisable through March 2, 2014 at $3.51 per share. Each January 1, beginning

January 1, 2005, we will grant our outside directors options to purchase 60,000 shares of common stock, which shall vest immediately and be exercisable for ten years at the market price as of date of grant.

STOCK OPTION PLAN

         Our stockholders adopted a 2003 Stock Option Plan in May 2003, under which options to purchase up to 3,500,000 shares of common stock may be granted. The plan provides for the granting of incentive stock options to our employees and non-statutory options to our employees, advisors and consultants. The compensation committee of our board of directors administers the plan. The maximum aggregate number of common shares underlying all options to be granted to any one person may not exceed 60% of authorized options.

         The committee determines the exercise price for each option at the time the option is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price is the closing price per share on the date the option is granted. The committee also determines when options become exercisable. The plan permits payment to be made by cash, check, broker assisted same day sales, and by delivery of other shares of our stock which optionees have owned for six (6) months or more as of the exercise date. The term of an option may be no more than ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

         Unless otherwise expressly provided in any option agreement, the unexercised portion of any option granted to an optionee shall automatically terminate one year after the date on which the optionee's employment or service is terminated for any reason, other than by reason of cause, voluntary termination of employment or service by the optionee, or the optionee's death. Options shall terminate immediately upon the termination of an optionee's employment for cause or 30 days after the voluntary termination of employment or service by the optionee. If an optionee's employment or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following year if the employment or consulting relationship had continued, may be exercised within the one year period following the optionee's death by his or her estate or by the person who acquired the exercise right by bequest or inheritance.

         Options granted under the plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee, except that a non-statutory stock option may be transferred to a family member or trust for the benefit of a family member if the committee's prior written consent is obtained.

         We have the right to redeem any shares issued to any optionee upon exercise of the option granted under the plan immediately upon the termination of optionee's employment or service arising from disability, the death of the optionee, the voluntary termination of employment or services of the optionee, or the termination of employment or services of the optionee for cause. The redemption price is the fair market value of the shares on the date of the event of redemption.

         In the event that our stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option outstanding under the plan, and the exercise price for shares subject to any such outstanding option.

         In the event of a merger in which our shareholders immediately before the merger own 50% or more of the issued and outstanding shares of stock of the resulting entity after the merger, then existing options shall automatically convert into options to receive stock of the resulting entity. Unless otherwise expressly provided in any option, the committee in its sole discretion may cancel, effective upon the date of the consummation of any change of control, any option that remains unexercised on such date.

         The board may amend, alter, suspend, or terminate the plan, or any part thereof, at any time and for any reason. However, we must obtain shareholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable laws. No such action by the board or shareholders may alter or impair any option previously granted under the plan without the written consent of the optionee. The plan shall remain in effect until terminated by action of the board or operation of law.

         As of August 31, 2004, options to purchase 3,500,000 shares were outstanding at an average exercise price of $2.37 per share and no shares were available for future grant. We are calling a special shareholders' meeting to adopt an amendment to the plan to increase to 6,500,000 the aggregate number of shares of common stock authorized for issuance under the plan.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information as to the officers and directors individually and as a group, and the holders of more than 5% of the our common stock, as of September 21, 2004:

NAME AND ADDRES OF                                      AMOUNT AND NATURE OF
BENEFICIAL OWNER (1)<F1>                                BENEFICIAL OWNERSHIP        PERCENT OF CLASS (2)<F2>


Marc A. Bruner                                            12,628,354 (3)<F3>(4)<F4>         21.4%
29 Blauenweg
Metzerlen, Switzerland 4116

Resource Venture Management                                5,222,729 (4)<F4>                 8.9%
29 Blauenweg
Metzerlen, Switzerland 4116

Bruner Group, LLP                                          4,500,000 (4)<F4>                 7.7%
1775 Sherman Street #1375
Denver, Colorado 80203

DL Family Partnership                                      3,000,000                         5.1%
P.O. Box 656
Casper, Wyoming 82602

Marc E. Bruner                                             1,612,500 (4)<F4>(5)<F5>          2.7%

Carmen Lotito                                              1,075,000 (4)<F4>(6)<F6>          1.8%

Dr. James Edwards                                            127,500 (7)<F7>                   *

Robert Thomas Fetters, Jr.                                   107,500 (8)<F8>                   *

Thomas W. Rollins                                            107,500 (8)<F8>                   *

Nathan C. Collins                                            107,500 (8)<F8>                   *

Cecil D. Gritz                                                93,750 (9)<F9>                   *

Richard E. Kurtenbach                                         56,250 (10)<F10>                 *

Gerri Baratz                                                  18,750 (11)<F11>                 *

All officers and directors as a group  (9 persons)         3,306,250 (12)<F12>               5.5%
*less than one percent (1%)

------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                       36


(2)<F2> This table is based on 58,817,509 shares of Common Stock outstanding as of September 21, 2004. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from September 21, 2004, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)<F3> Included in Mr. Bruner's share ownership are shares owned of record by Resource Venture Management and Bruner Group, LLP. Mr. Bruner is a control person of both these entities. Also included in Mr. Bruner's share ownership are 203,390 shares issuable upon conversion of a convertible debenture and exercise of warrants.

(4)<F4> This shareholder has signed a lock-up agreement restricting the sale or transfer of one-half of the shares owned until September 24, 2004 and the remaining half until March 24, 2005.

(5)<F5>  Includes 112,500 shares issuable upon exercise of stock options.

(6)<F6>  Includes 75,000 shares issuable upon exercise of stock options.

(7)<F7>  Includes 127,500 shares issuable upon exercise of stock options.

(8)<F8>  Includes 107,500 shares issuable upon exercise of stock options.

(9)<F9>  Includes 93,750 shares issuable upon exercise of stock options.

(10)<F10>Includes 56,250 shares issuable upon exercise of stock options.

(11)<F11>Includes 18,750 shares issuable upon exercise of stock options.

(12)<F12>Includes 806,250 shares issuable upon exercise of stock options.


CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

         MARC A. BRUNER/RESOURCE VENTURE MANAGEMENT. Marc A. Bruner is one of our principal shareholders, one of the founders of Dolphin Energy, and the father of Marc E. Bruner, who serves as our president and a director. We utilize the services of Marc A. Bruner as a consultant and pay for his services through his company, Resource Venture Management. The nature of his ongoing consulting services is such that we have identified him as Chairman of our Advisory Committee. During the fiscal year ended November 30, 2002, we agreed to pay Resource Venture Management a total of $692,500 for monthly management fees of $162,000 through November 30, 2002, for finding oil and gas projects ($300,000), and for reimbursement of costs and expenses ($230,500). We paid $259,296 in cash and $200,000 by issuing 4,000,000 shares of our common stock, leaving $233,204 due at November 30, 2002. At February 28, 2003, Resource Venture Management agreed to convert its outstanding debt of $233,204, into 233,204 shares of our common stock, valued at $1.00 per share.

         We have agreed to enter into a consulting agreement with Resource Venture Management to provide future consulting services for a fee of up to $30,000 per month. Beginning October 1, 2003, we and Resource Venture Management agreed to a reduced fee of $10,000 per month. Such consulting services include service as Chairman of the Advisory Committee. During the year ended November 30, 2003, consulting fees of $320,000 were incurred. We paid Resource Venture Management part of its consulting fees through the issuance of 90,000 shares of common stock valued at $1.00 per share. We subsequently agreed to pay Resource Venture Management additional consulting fees and expenses of $77,500 during the year ended November 30, 2003, of which $42,500 is included in accounts payable at November 30, 2003. Resource Venture Management currently has only one employee, Marc A. Bruner. During the nine months ended August 31, 2004, we incurred management fees of $90,000 and other costs and expenses of $51,914 with Resource Venture Management, of which $43,689 remained outstanding at August 31, 2004.

         At November 30, 2003 and August 31, 2004, we also owed Marc A. Bruner $39,500 for amounts advanced to Pannonian International prior to its acquisition by us. Upon our acquisition of Pannonian, we assumed this obligation.

         CRUSADER RESOURCES, LLC/MARC A. BRUNER. Our agreement with Horizon Exploitation, Inc., which expired January 15, 2004, identified Crusader Resources, LLC, as the contract operator for the drilling of any wells under the agreement. Crusader Resources, LLC is a Colorado limited liability company of which Brian Hughes and Marc A. Bruner were the only members at the time of the agreement. Mr. Bruner has since sold his interest in Crusader Resources, LLC to Brian Hughes, who is also the manager of Crusader Resources.

         The agreement stated that a contract operatorship well fee of $5,000 was to be paid to the Crusader Resources as contract operator. To date, no amounts have been paid to Crusader Resources, LLC, as no wells have been drilled under the agreement. Further, the contract operating agreement with Crusader stated that all wells on the subject leases were to be drilled on a competitive contract basis at the usual rates prevailing in the area. Since we have retained Continental Industries as operator with respect to our Powder River Basin acreage in Wyoming, it is anticipated that our new agreement with Horizon will identify Continental Industries instead of Crusader Resources as the contract operator.

         Crusader Resources, based in Denver, Colorado and organized in May 2002, was recommended to Horizon Exploitation because of the extensive drilling experience of Brian Hughes in the Powder River Basin area. While Crusader Resources has no clients and has not served as a contract operator, Mr. Hughes has drilled over 1,500 wells in that area. We have retained Brian Hughes to serve as a member of our Advisory Committee, and have completed a strategic consulting agreement with him. The term of the agreement is from April 1, 2004 to January 31, 2007 and is automatically extended for additional one-year terms unless we elect to terminate the agreement. We have agreed to pay Mr. Hughes a consulting fee of $95 per hour for all services in excess of 40 hours per calendar month and a location fee of $5,000 per well for each well drilled in the Powder River Basin in Wyoming and Montana, which is drilled on either undrilled properties we owned at April 1, 2004 or subsequently acquired undrilled properties. The location fee is multiplied by our working interest in the well. In addition, we have agreed to pay Mr. Hughes an overriding royalty interest in oil and gas production from all of our properties in the Powder River Basin not to exceed 2%. For the fiscal year ended November 30, 2003, we reimbursed Brian Hughes $25,000 for expenses incurred on our behalf. For the nine months ended August 31, 2004, we incurred consulting and location fees of $370,000 of which $130,000 was owed to Mr. Hughes at August 31, 2004.

         PANNONIAN INTERNATIONAL, LTD./THOMAS G. FAILS. On November 15, 2002, we executed a letter of intent to acquire Pannonian International, Ltd., a Colorado corporation, solely for shares of our common stock. Thomas G. Fails became one of our directors on November 13, 2002 and resigned March 2, 2004. Mr. Fails is the president and a director of Pannonian International, Ltd. At November 30, 2002, Pannonian International owed us $25,000 for advances made in contemplation of the acquisition transaction. We completed the acquisition of Pannonian International on June 2, 2003, by issuing 1,951,241 shares.

         At November 30, 2003 and August 31, 2004, we, through Pannonian International, owed Thomas G. Fails and his company $139,843 and $68,200, respectively, for amounts paid by him for the benefit of Pannonian International and/or advanced to Pannonian. Pannonian International shares office space with Mr. Fails and is charged a proportionate share of the office rent and other expenses.

         HARBOR PETROLEUM, LLC AND FLORIDA ENERGY, INC. From May 2002 through the present, Dolphin Energy has advanced funds to Harbor Petroleum, LLC for the purposes of acquiring oil, gas and mineral interest leases in Rusk and Nacogdoches Counties, Texas. Harbor Petroleum is 50%-owned and managed by Cecil Gritz, our chief operating officer and one of our directors. During the years ended November 30, 2003 and 2002, we incurred total costs with Harbor Petroleum of $344,294 and $355,817, respectively. Of those amounts, $254,084 in 2003 and

$266,617 in 2002 were for reimbursement of costs incurred by Harbor to acquire oil and gas leases, and $90,210 in 2003 and $89,200 in 2002 represented consulting fees and expenses from Harbor.

         As of November 30, 2003, leases covering approximately 2,780 acres had been acquired. No additional leases have been acquired since November 30, 2003. While the leases are in the names of Harbor Petroleum or Florida Energy, Inc., such leases have been assigned to Dolphin Energy. Florida Energy is owned and controlled by Stephen E. Bruner, the brother of Marc A. Bruner, our controlling shareholder, and the uncle of Marc E. Bruner, our president.

         An agreement dated March 6, 2003 confirms that Dolphin is responsible for payment of all of the acquisition costs and maintenance costs of the leases. Dolphin Energy owns all of the working interests acquired under the leases, except for a 2% overriding royalty interest, shared equally by Harbor Petroleum and Florida Energy. However, with respect to 400 contiguous acres designated by Florida Energy, Florida Energy shall have a 3.125% overriding royalty interest instead of a 1% overriding royalty interest. In addition, Dolphin Energy has agreed to pay Florida Energy a bonus of $50,000 for identifying this lease play. This bonus obligation was evidenced by a promissory note due March 7, 2004 that bore interest at the annual rate of 7-1/2%. Accrued interest at November 30, 2003 on this note was $2,742. We paid this note on March 8, 2004.

         During the fiscal year ended November 30, 2003 we paid Harbor $13,900 for Mr. Gritz's services as our chief operating officer. At November 30, 2003 and August 31, 2004, $4,375 and $-0-, respectively, was owed to Harbor for Mr. Gritz's services and expense reimbursement.

         FUTURE TRANSACTIONS. All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

         We believe that of the transactions described above have been on terms as favorable to us as could have been obtained from unaffiliated third parties as a result of arm's length negotiations.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share. As of September 21, 2004, there were 58,817,509 shares of common stock outstanding, which were held of record by 147 stockholders. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

         We are calling a special shareholders' meeting to adopt an amendment to our Articles of Incorporation to increase to 400,000,000 the number of authorized shares of common stock.

PREFERRED STOCK

         We are authorized to issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. There are no shares of preferred stock issued or outstanding.

CONVERTIBLE DEBENTURE FINANCING

         In October 2003 we completed the sale of secured convertible debentures in the principal amount of $5,640,000. The debentures paid quarterly interest at 7% per annum, matured two years from the date of issuance, were secured by all of our assets (subject to an agreement to subordinate in favor of a senior bank lender), and were convertible at any time at the option of the holder into shares of our common stock based on a price of $0.59 per share. This price was subject to adjustment for stock splits, combination or reclassification of our capital stock, capital issuances below $0.59 per share.

         Interest was payable in shares of our common stock at the lesser of (i) $0.59 and (ii) 90% of the lesser of (a) the average of the daily volume weighted average price of the common stock on the OTC Bulletin Board for the 20 trading days (the "20 VWAPs") immediately prior to the interest payment date or (b) the average of the 20 VWAPs immediately prior to the date the interest payment shares are issued and delivered if after the interest payment date.

         As of August 31, 2004, all of the debentures were converted into 9,559,322 shares of common stock.

         Investors received five-year warrants to purchase up to 2,867,797 shares at $0.71 per share and 2,867,797 shares at $0.83 per share. The warrant exercise prices may be adjusted for stock splits, combination or reclassification of our capital stock, capital issuances below $0.71 or $0.83 per share, as the case may be. The warrants provide for cashless exercise.

         In connection with the sale of the debentures and warrants, we issued warrants to purchase a total of 230,847 shares of common stock at $0.59 per share as compensation.

CONVERTIBLE NOTE FINANCING

         On August 19, 2004, we issued in a private placement $15 million of secured convertible notes initially convertible by the holders into 8,021,390 shares of common stock and warrants initially exercisable for 5,194,806 shares of common stock. These investors have agreed to purchase, and we have agreed to sell, an additional $5 million of secured convertible notes (with substantially the same terms) upon approval of this proposal and subject to satisfaction of certain customary closing conditions. These additional notes would be initially convertible by the holders into 2,673,797 shares of common stock (based on the current conversion price of the existing convertible notes). The initially issued convertible notes and the additional convertible notes that may be issued will be referred to in this prospectus as the convertible notes. Under the terms of the convertible notes, we may make certain payments of principal and interest through the issuance of common stock in partial conversion of the notes. Under the terms of the warrants, once our common stock trades at or above 150% of the warrant exercise price for any 20 consecutive trading days, the holder would automatically be required to exercise its warrants for cash. The holder would then receive back the same number of replacement warrants having substantially the same terms as the initial warrants, but at a new warrant exercise price at a 15% premium to the then current price. In addition, once our common stock trades at or above 150% the holders may exercise their warrants for cash and receive replacement warrants, but at a new warrant exercise price at a 15% premium to the then current price. The initial warrants and any additional warrants issued in replacement of such warrants are referred to in this prospectus as the warrants.

         PRINCIPAL TERMS OF CONVERTIBLE NOTES AND WARRANTS. The convertible notes have a term of 24 months and bear interest at the prime rate plus 7.25%, adjusted quarterly. If the additional $5 million of notes are issued, all of the convertible notes will have a term of 30 months. Our obligation to pay interest on the convertible notes begins on January 14, 2005 and our obligation to pay principal and interest under the convertible notes begins March 1, 2005. We may meet our payment obligations under the convertible notes in either cash or by issuing common stock through mandatory conversions, provided certain conditions are met. We also have the right under specified circumstances to make voluntary prepayments of all or any portion of the outstanding principal under the convertible notes. The note holders have the right at any time to convert the convertible notes into shares of our common stock at an initial conversion price of $1.87 (subject to adjustment to prevent dilution), which was 140% of the average of the volume weighted average price of the Common Stock for the 20 consecutive trading days immediately preceding August 19, 2004. All of the convertible notes, excluding accrued interest, are initially convertible into 10,695,187 shares of common stock (the "Initial Conversion Shares"). This number of conversion shares is subject to adjustment from time to time upon the occurrence of certain events described in the convertible notes. The terms of the convertible notes prohibit the conversion of any principal in excess of that amount of principal which, after giving effect to such conversion, would cause a note holder and its affiliates to beneficially own at any time more than 4.99% of our outstanding common stock.

         The convertible notes are secured by a security interest in all of the assets of our subsidiaries and us. In addition, our subsidiaries have guaranteed payment of the convertible notes. Accordingly, on August 19, 2004, we and/or our subsidiaries executed and delivered a security agreement, an account control agreement, a guaranty, a pledge agreement, and mortgages to create a valid security interest with respect to all of the assets.

         The warrants were also issued on August 19, 2004. They may be exercised for a term of three years. The number of shares of our common stock initially issuable upon exercise of the warrants is 5,194,806 shares at an initial per share exercise price of $1.54. Both the number of warrant shares and the exercise price are subject to adjustment from time to time upon the occurrence of certain events described in the warrants.

         In connection with the issuance of the convertible notes and the warrants, we also entered into a registration rights agreement under which we are required to register 110% of the number of shares of common stock issuable upon exercise of the warrants and 175% of the greater of (i) the number of shares of common stock issuable upon conversion of the convertible notes, at an assumed conversion price approximately equal to the market price of the common stock and (ii) the Initial Conversion Shares.

         CONVERSION OF CONVERTIBLE NOTES IN LIEU OF CASH PAYMENTS; ADJUSTMENTS. On January 14, 2005, we are obligated to pay accrued interest on the principal amount of the then outstanding convertible notes at the prime rate plus 7.25% per annum. Beginning March 1, 2005, and ending March 1, 2007, we are obligated to repay the convertible notes in monthly installments of principal in the amount of $833,333.33, plus accrued interest on the principal amount of the then outstanding convertible notes at the prime rate plus 7.25% per annum, assuming the issuance of the additional $5 million of convertible notes. At our option, we may pay our monthly installments in cash or through a partial conversion of the convertible notes into shares of our common stock at a conversion rate equal to the lesser of $1.87 (as may be adjusted to prevent dilution), or 93% of the weighted average trading price of our common stock on the trading day preceding the conversion, assuming the satisfaction of certain conditions. Among other things, our common stock must be trading above $1.00 per share, the common stock to be issued must be registered in a currently effective registration statement, and the conversion must not result in the holder converting an amount that exceeds 10% of the trading volume at the time of conversion.

         Any determination of the number of shares of the Company's Common Stock into which the convertible notes may be converted is subject to adjustment in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and other similar transactions. The convertible notes give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the company or a similar transaction, that are granted, issued or sold to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete conversion of the convertible notes at the time such rights become available to the shareholders. The convertible notes also give the holders the right to any dividends or distributions that are made to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete conversion of the convertible notes at the time such rights become available to the shareholders.

         CONVERSION OF CONVERTIBLE NOTES AT THE OPTION OF THE HOLDER. The notes are convertible at the option of the holder, in whole or in part, at any time prior to their maturity at the initial conversion price of $1.87. Any determination of the number of shares of our common stock into which the convertible notes may be converted is subject, however, to adjustment in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and other similar transactions. If we do not timely effect a conversion of the convertible notes, we will be subject to cash penalties, additional adjustments to the applicable conversion price, and other penalties described in the convertible notes. Moreover, in such case, the holders of the convertible notes may require us to redeem all of the outstanding principal amount of the convertible notes at that time (as discussed below), which could ultimately result in a further adjustment to the applicable conversion price.

         MANDATORY CONVERSION OR REDEMPTION. Starting January 1, 2005 and as measured monthly thereafter, the holders of the convertible notes may elect to have a portion of the principal amount repaid early by us, if we fail to meet an equity liquidity test or a share availability test. The equity liquidity test means that the product of 20% of the average monthly dollar trading volume during the prior 3 months and the number of months then remaining in the term of the convertible notes must be greater than the outstanding principal balance of and accrued interest on the convertible notes. The share availability test means that the product of (i) the average of the weighted average price for the 10 consecutive trading days immediately preceding the date of determination multiplied by (ii) the number of shares registered for resale and reserved for issuance, less the number of warrant shares then outstanding, must be greater than the outstanding principal balance of and accrued interest on the convertible notes. In the event of a failure of either test, we would be required to redeem in cash and/or provide for the early conversion of a sufficient amount of the convertible notes in order to meet that test.

         REDEMPTION AND DEFAULT PROVISIONS IN THE CONVERTIBLE NOTES. Upon the occurrence of a Triggering Event, the holders of the convertible notes may cause us to redeem the convertible notes in cash. Circumstances that are deemed Triggering Events under which the holders may cause us to redeem the convertible notes include:
            o our failure to obtain and/or maintain the effectiveness of the registration statement covering the resale of the common stock underlying the convertible notes and the warrants,
            o the failure of the common stock to be listed on the OTC Bulletin Board or listed on a national securities exchange or on the NASDAQ National Market or the NASDAQ SmallCap Market (if the common stock gets listed on a national securities exchange or on the NASDAQ National Market or the NASDAQ SmallCap Market),
            o the suspension from trading of our common stock for a period of five consecutive trading days or for more than 10 trading days in any 365-day period,
            o our failure to timely deliver shares of common stock upon conversion of the convertible notes or exercise of the warrants,
            o material breaches by us under the applicable securities purchase agreement, the convertible notes, the warrants, the registration rights agreement or any other agreement entered into in connection with the transactions contemplated by such agreements, and
            o our failure to make our monthly installments as provided in the convertible notes.

         However, if we do not have sufficient cash to effect a redemption as a result of a Triggering Event, the holders are entitled to void their redemption notices and receive a reset of their applicable conversion price to the lesser of the conversion price then in effect, or the lowest weighted average price of our common stock during the period beginning on the date on which the notice of redemption is delivered to us and ending on the date the holder delivers notice to us of its intent to void the redemption notice.

         If an event of default occurs, the holders of the convertible notes may declare the convertible notes, including all amounts due thereunder, to be due and payable immediately. Such amount shall bear interest at the rate of 2.0% per month until paid in full. If we do not timely pay the amounts due, the holders of the convertible notes may void the acceleration and the conversion price shall be adjusted to the lesser of the conversion price then in effect, or the lowest weighted average price of our common stock during the period beginning on the date on which the convertible notes became accelerated and ending on the date on which the holders of the convertible notes notify us of their intent to void the acceleration. The events of default include any failure to pay any principal amount of the convertible notes when due, failure to comply with any material provision of the convertible notes, some payment defaults of our other indebtedness, initiation of bankruptcy proceedings by or against us and our failure to timely file any report with the SEC under the Securities Exchange Act of 1934.

         WARRANTS. In connection with the sale of the convertible notes, we issued warrants and may issue additional warrants to the purchasers of the convertible notes. The warrants give the holders the right to initially purchase from us, for a period of three years, an aggregate of 5,194,806 shares of our common stock for $1.54 per share as of the date of issuance. Certain events may transpire that lower the applicable exercise price under the warrants, increase the number of warrants, or otherwise give the holders rights to additional shares of common stock. Both the number of warrants and the exercise price of the warrants are subject to anti-dilution adjustments in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and any other similar transactions. The warrants also give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the company or a similar transaction, that are granted, issued or sold to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete exercise of the warrants at the time such rights become available to the shareholders.

         We also issued to the "finders" of this convertible note financing transaction five-year warrants to purchase 300,000 shares of our common stock at an exercise price of $1.54 per share.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.


                              SELLING STOCKHOLDERS

         The shares of common stock being offered by the selling shareholders are issuable upon conversion of or as interest on the convertible notes or upon exercise of the warrants. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. Except for the ownership of the convertible notes and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

         We are also registering shares of common stock underlying warrants issued to The Shemano Group, Inc. as the "finders" of this convertible note financing transaction. The Shemano Group, Inc. assigned its warrants to the selling shareholders listed below, Gary Shemano and Michael Jacks.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of the convertible notes and the warrants, that would have been issuable to the selling shareholders as of September 15, 2004, assuming conversion of all convertible notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

         In accordance with the terms of the registration rights agreement with the holders of the convertible notes and the warrants, this prospectus generally covers the resale of at least that number of shares of common stock equal to the sum of (1) 175% of the greater of (A) $15,000,000 divided by the trading price of our common stock and (B) the number of shares of common stock issuable upon conversion of the convertible notes, and (2) 110% of the number of shares of common stock issuable upon exercise of the warrants, determined as if the outstanding convertible notes and warrants were converted or exercised, as applicable, in full as of the second trading day immediately preceding the filing of this registration statement. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

         Under the terms of the convertible notes and the warrants, the selling shareholders may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                          OWNERSHIP AFTER OFFERING
                                              NUMBER OF
                                               SHARES                    SHARES
                                            BENEFICIALLY             REGISTERED FOR      NUMBER OF
   NAME OF SELLING SHAREHOLDER              OWNED (1)<F1>(2)<F2>       RESALE (2)<F2>     SHARES            PERCENT
HFTP Investment L.L.C (3)<F3>                 6,864,390                14,677,548               0              0%
Gaia Offshore Master Fund, Ltd. (3)<F3>       1,771,456                 3,787,754               0              0%
Caerus Fund Ltd. (3)<F3>                        221,432                   473,469               0              0%
AG Domestic Convertibles, L.P. (4)<F4>        1,328,592                 2,840,816               0              0%
AG Offshore Convertibles, Ltd. (4)<F4>        3,100,047                 6,628,570               0              0%
Gary Shemano                                    318,719                   165,000         168,719              *
Michael Jacks                                   285,401                   165,000         135,401              *
*Less than 0.1%
-----------------

(1)<F1> The shares of common stock considered beneficially owned by each selling shareholder equal that number of shares of our common stock that such selling shareholder could acquire by converting its convertible notes at the initial conversion price of $1.87 per share, taking into account accrued but unpaid interest as of September 15, 2004, and by exercising the warrants.

(2)<F2> The selling shareholders may sell up to 28,738,157 shares of our common stock under this document. As discussed in footnote (1) above, the selling shareholders, other than Messrs. Shemano and Jacks, may convert the convertible notes into shares of our common stock at any time at the initial conversion price of $1.87 per share, subject to certain adjustments. We may elect to satisfy our obligation to make payments under the convertible notes, and under certain circumstances we may be obligated to satisfy such obligations, by requiring partial conversions of the convertible notes into shares of our common stock. If such a partial conversion takes place, the conversion price, subject to certain anti-dilution adjustments, would be the lower of:
             o $1.87, representing 140% of the average of the volume weighted average price of our common stock for the 20 consecutive trading days immediately preceding the issuance date of the convertible notes; or
             o 93% of the average of the weighted average trading price of our common stock on the trading day prior to conversion during the time period to which the installment relates.

         Therefore, as required by the registration rights agreement entered into among us and the selling shareholders, which requires us to register at least 110% of the shares of our common stock issuable on exercise of the warrants and 175% of the shares of our common stock underlying the convertible notes at the lower of the conversion prices discussed above, and based on the average of the weighted average trading prices of our common stock during the five trading days ended September 15, 2004, the total number of shares of common stock covered by this document and which may be offered by the selling shareholders is 28,738,157 shares.

(3)<F3> Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP"), Gaia Offshore Master Fund, Ltd. ("Gaia"), and Caerus Fund Ltd. ("Caerus") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Gaia, and Caerus. The ownership information for each of these three selling shareholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP, Gaia, and Caerus and each of HFTP, Gaia, and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Gaia, and Caerus.

(4)<F4> Angelo, Gordon & Co., L.P., a Delaware limited partnership, serves as managing member of the general partner of AG Domestic Convertibles, L.P and as director of AG Offshore Convertibles, Ltd. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of

                                       44


         Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by AG Domestic Convertibles, L.P. and AG Offshore Convertibles, Ltd.


                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of the shares of common stock by the holders of the convertible notes and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

        (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,
        (2)    in the over-the-counter market,
        (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,
        (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or
        (5)    through the settlement of short sales.

         If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling shareholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

         The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $25,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution, in accordance with the registration rights agreement. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, or we will be entitled to contribution, in accordance with the registration rights agreement.

         Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.


                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS

         We have included the financial statements of the company as of November 30, 2003 and 2002, and for the year ended November 30, 2003, the period from inception (June 18, 2002) to November 30, 2002, and cumulative amounts from inception (June 18, 2002) to November 30, 2003, in reliance upon the report of Wheeler Wasoff, P.C., independent certified public accountants, whose report has been included in this prospectus given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have been subject to the reporting requirements under federal securities laws since March 2001. We have filed with the SEC a registration statement on Form SB-2 and amendments to the registration statement with respect to the securities offered through this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that are part of the registration statement. For further information about the securities and us, you should review the registration statement and the exhibits and schedules. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement, as well as the exhibits and the schedules, filed with the SEC without charge, at the SEC's office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at

                             REPORTS TO STOCKHOLDERS

         We are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports, proxy statements, and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements - Nine Months Ended August 31, 2004 and 2003
   Consolidated Balance Sheet
      August 31, 2004 (Unaudited)............................................F-1

   Consolidated Statements of Operations (Unaudited)
      Nine Months Ended August 31, 2004 and 2003 and
      Cumulative Amounts from Inception (June 18, 2002) to
      August 31, 2004........................................................F-2

   Consolidated Statements of Stockholders' Equity (Deficit) (Unaudited)
      Nine Months Ended August 31, 2004......................................F-3

   Consolidated Statements of Cash Flows (Unaudited)
      Nine Months Ended August 31, 2004 and 2003 and
      Cumulative Amounts from Inception (June 18, 2002) to
      August 31, 2004........................................................F-4

   Notes to Consolidated Financial Statements (Unaudited)....................F-6


Financial Statements - November 30, 2003

   Report of Independent Registered Public Accounting Firm..................FF-1

   Consolidated Balance Sheets
      November 30, 2003 and 2002............................................FF-2

   Consolidated Statement of Operations
      Year Ended November 30, 2003, Period from Inception
      (June 18, 2002) to November 30, 2002, and Cumulative
      Amounts from Inception to November 30, 2003...........................FF-3

   Consolidated Statement of Stockholders' (Deficit)
      Period from Inception (June 18, 2002) to November 30, 2002
      Year ended November 30, 2003 .........................................FF-4

   Consolidated Statement of Cash Flows
      Year Ended November 30, 2003, Period from Inception
      (June 18, 2002) to November 30, 2002, and Cumulative
      Amounts from Inception to November 30, 2003...........................FF-5

   Notes to Consolidated Financial Statements...............................FF-7

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET

                                                               AUGUST 31, 2004
                                                                 (UNAUDITED)

CURRENT ASSETS
   Cash                                                        $    15,526,740
   Prepaid and other                                                   162,202
                                                               ----------------
      Total Current Assets                                          15,688,942
                                                               ----------------

OIL AND GAS PROPERTIES                                              28,468,559
                                                               ----------------

FURNITURE AND EQUIPMENT, NET                                           113,107
                                                               ----------------

OTHER ASSETS
   Deferred financing costs, net                                     1,294,312
   Other                                                                31,165
                                                               ----------------
                                                                     1,325,477
                                                               ----------------

TOTAL ASSETS                                                   $    45,596,085
                                                               ================

CURRENT LIABILITIES
   Accounts payable - trade                                    $     2,437,983
   Accounts payable - related                                          244,443
   Current portion of notes payable - related                           33,946
   Current portion of notes payable                                  2,600,000
   Interest payable                                                    167,259
                                                               ----------------
      Total Current Liabilities                                      5,483,631
                                                               ----------------

ASSET RETIREMENT OBLIGATION                                            212,285
                                                               ----------------

NON-CURRENT LIABILITIES
   Convertible debentures                                                    -
   Convertible notes payable                                        10,734,966
   Notes payable - related                                                   -
                                                               ----------------
      Total Non-Current Liabilities                                 10,734,966
                                                               ----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, $.001 par value
      Authorized - 25,000,000 shares
      Issued - none
   Common stock, $.001 par value
      Authorized - 100,000,000 shares
      Issued and outstanding - 58,817,509 shares (2004)
      and 33,971,503 shares (2003)                                      58,818
   Capital in excess of par value                                   38,677,780
   (Deficit) accumulated during the development stage               (9,571,395)
                                                               ----------------
      Total Stockholders' Equity                                    29,165,203
                                                               ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $    45,596,085
                                                               ================

   The accompanying notes are an integral part of these financial statements.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                                  CUMULATIVE FROM
                                                                                                     INCEPTION
                                                     NINE MONTHS ENDED     NINE MONTHS ENDED    (JUNE 18, 2002) TO
                                                      AUGUST 31, 2004       AUGUST 31, 2003       AUGUST 31, 2004
REVENUE
       Natural gas sales, net                          $         8,565       $             -      $        8,565
                                                       ----------------      ----------------     ---------------

COSTS AND EXPENSES
     General and administrative                              2,598,051             1,525,189           5,833,613
       Abandoned oil and gas properties                              -                     -              65,769
     Depreciation and amortization                             168,188                     -             217,870
                                                       ----------------      ----------------     ---------------
                                                             2,766,239             1,525,189           6,117,252
                                                       ----------------      ----------------     ---------------

OTHER INCOME (EXPENSE)
     Interest income                                            30,886                     -              30,886
       Interest and financing costs                         (3,124,945)                    -          (3,493,594)
                                                       ----------------      ----------------     ---------------
                                                            (3,094,059)                    -          (3,462,708)
                                                       ----------------      ----------------     ---------------

NET (LOSS)                                             $    (5,851,733)      $    (1,525,189)     $   (9,571,395)
                                                       ================      ================     ===============

NET (LOSS) PER COMMON SHARE -
   BASIC AND DILUTED                                   $         (0.11)      $         (0.05)     $        (0.25)
                                                       ================      ================     ===============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING - BASIC AND DILUTED                   51,725,065            31,871,683          38,079,674
                                                       ================      ================     ===============










              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    FOR THE NINE MONTHS ENDED AUGUST 31, 2004
                                   (UNAUDITED)

                                                                                                      DEFICIT
                                                                                                    ACCUMULATED
                                                                                   CAPITAL          DURING THE
                                                        COMMON STOCK              IN EXCESS         DEVELOPMENT
                                                   SHARES          AMOUNT         PAR VALUE            STAGE

Balance, November 30, 2003                        33,971,503    $   33,972      $   6,320,248      $ (3,719,661)

    Issuance of common stock upon warrant
      conversion                                      45,763            46             26,954                 -
    Issuance of common stock for cash at
      $1.40 per share                              2,503,571         2,504          3,502,496                 -
    Costs of offering                                      -             -           (291,840)                -
    Issuance of common stock for oil and
      gas properties at $1.40 per share            2,000,000         2,000          2,798,000                 -
    Issuance of common stock for oil and
      gas properties at $1.80 per share            3,000,000         3,000          5,397,000                 -
    Issuance of common stock for cash at
      $1.80 per share                              6,637,671         6,638         11,941,162                 -
    Costs of offering                                      -             -           (883,941)                -
    Issuance of common stock upon
      conversion of convertible debenture          1,525,424         1,525            898,475                 -
    Amortization of discount on convertible
      debentures upon conversion of
      convertible debentures                               -             -           (146,039)                -
    Amortization  of deferred financing cost
       upon conversion of convertible
       debenture                                           -             -            (83,529)                -
    Issuance of common stock for oil and
      gas properties at $2.63 per share              360,000            60            946,440                 -
    Issuance of common stock upon
      conversion of convertible debenture
      and accrued interest                         8,054,364         8,054          4,744,021                 -
    Issuance of common stock for cashless
      exercise of placement agent warrants           719,213           719               (719)                -
    Amortization of deferred financing costs
      upon conversion of convertible
      debentures                                           -             -           (358,356)                -
    Amortization of discount on convertible
      debentures upon conversion of                        -
      convertible debentures                               -             -           (719,853)                -
    Fair value of stock options issued to
      consultants                                          -             -             23,015                 -
    Fair value of warrants issued to
      placement agents                                     -             -            227,930                 -
    Discount on convertible notes due to
      issuance of detachable warrants                      -             -          4,336,136                 -
    Net Loss
                                                           -             -                  -        (5,851,733)
                                                 ------------   -----------     --------------     -------------

Balance, August 31, 2004                          58,817,509    $   58,818      $  38,677,780      $ (9,571,395)
                                                 ============   ===========     ==============     =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                     CUMULATIVE FROM
                                                                   NINE MONTHS       NINE MONTHS     INCEPTION (JUNE
                                                                   ENDED AUGUST     ENDED AUGUST      18, 2002) TO
                                                                     31, 2004         31, 2003       AUGUST 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss)                                                     $   (5,851,733)   $   (1,525,189)  $   (9,571,395)
   Adjustments to reconcile net (loss) to net
      cash (used) by operating activities
         Stock for services                                                    -           154,600          264,600
         Stock for services - related                                          -                 -           90,000
         Stock for interest and debt                                      12,075                 -          245,279
         Amortization of discount on convertible notes and
       debentures                                                      2,383,782                 -        2,676,464
         Amortization of deferred financing costs                        126,879                 -          175,876
         Depreciation expense                                             41,309               487           41,994
         Abandonment of oil and gas properties                                 -                 -           65,769
         Other                                                            23,014                 -           34,193
   Changes in assets and liabilities
         (Decrease) increase in accounts payable - trade                 (91,763)          249,255         (110,907)
         Increase in accounts payable - related                           84,411                 -          244,443
         Increase in interest payable                                     92,540                 -          167,260
         (Increase) in prepaids and other assets                        (128,836)          (10,345)        (193,369)
                                                                  ---------------   ---------------  ---------------

Net cash (used) by operating activities                               (3,308,322)       (1,131,192)      (5,869,793)
                                                                  ---------------   ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to oil and gas properties                               (11,402,554)         (419,686)     (13,542,363)
   Purchase of furniture and equipment                                  (122,276)             (454)        (127,488)
   Advance to affiliate                                                        -           (20,000)         (60,000)
   Cash received upon recapitalization and merger                              -             1,260            4,234
                                                                  ---------------   ---------------  ---------------

Net cash (used) by investing activities                              (11,524,830)         (438,880)     (13,725,617)
                                                                  ---------------   ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of common stock                                 15,452,800         1,599,830       17,905,300
   Proceeds from sale of convertible notes and debentures             15,000,000                 -       20,040,000
   Debt and stock offering costs                                      (2,263,796)                -       (2,754,518)
   Payment of note payable - related                                     (95,632)                -          (95,632)
   Proceeds from exercise of warrants                                     27,000                 -           27,000
                                                                  ---------------   ---------------  ---------------

Net cash provided by financing activities                             28,120,372         1,599,830       35,122,150
                                                                  ---------------   ---------------  ---------------

NET INCREASE IN CASH                                                  13,287,220            29,758       15,526,740

CASH, BEGINNING OF PERIODS                                             2,239,520            41,320                -
                                                                  ---------------   ---------------  ---------------

CASH, END OF PERIODS                                              $   15,526,740    $       71,078   $   15,526,740
                                                                  ===============   ===============  ===============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)
                                   (UNAUDITED)


                                                                                                     CUMULATIVE FROM
                                                                   NINE MONTHS       NINE MONTHS     INCEPTION (JUNE
                                                                   ENDED AUGUST     ENDED AUGUST      18, 2002) TO
                                                                     31, 2004         31, 2003       AUGUST 31, 2004
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
    Cash paid for interest                                        $       92,347    $            -   $       95,964
                                                                  ==============    ==============   ===============

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
ACTIVITIES
   Debt incurred for oil and gas properties                       $    2,600,000    $            -   $    3,646,000
                                                                  ==============    ==============   ===============
   Stock issued for services                                      $            -    $      154,600   $      354,600
                                                                  ==============    ==============   ===============
   Stock issued for interest and debt                             $       12,075    $      233,204   $      245,279
                                                                  ==============    ==============   ===============
   Stock issued for convertible debt                              $    5,640,000    $            -   $    5,640,000
                                                                  ==============    ==============   ===============
   Warrants issued for offering and financing costs               $      227,930    $            -   $      335,508
                                                                  ==============    ==============   ===============
   Discount on convertible notes and debentures issued            $    4,336,316    $            -   $    7,807,387
                                                                  ==============    ==============   ===============
   Conversion of interest to debt                                 $            -    $            -   $       11,178
                                                                  ==============    ==============   ===============
   Stock issued for subsidiary - related                          $            -    $            -   $     (202,232)
                                                                  ==============    ==============   ===============
   Stock issued for oil and gas properties                        $    9,149,600    $            -   $    9,149,600
                                                                  ==============    ==============   ===============







              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


The accompanying interim financial statements of Galaxy Energy Corporation are unaudited. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the nine months ended August 31, 2004 are not necessarily indicative of the operating results for the entire year.

We have prepared the financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. We believe the disclosures made are adequate to make the information not misleading and recommend that these condensed financial statements be read in conjunction with the financial statements and notes for the year ended November 30, 2003 included elsewhere herein.

Galaxy Energy Corporation (the "Company") was incorporated under the laws of the State of Colorado on December 17, 1999, for the purpose of acquiring and developing mineral properties. On November 13, 2002, the Company completed an Agreement and Plan of Reorganization (the "Agreement") whereby it issued 20,997,058 shares of its common stock to acquire all of the shares of Dolphin Energy Corporation ("Dolphin"), a private corporation incorporated on June 18, 2002, under the laws of the State of Nevada. The Company was a public company and had no operations prior to entering into the Agreement. Dolphin, an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States, is considered a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7. Dolphin was an exploration stage oil and gas company and had not earned any production revenue, nor found proved resources on any of its properties. Dolphin's principal activities had been raising capital through the sale of its securities and identifying and evaluating potential oil and gas properties.

As a result of this transaction, Dolphin became a wholly owned subsidiary of the Company. Since this transaction resulted in the former shareholders of Dolphin acquiring control of the Company, for financial reporting purposes the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with Dolphin as the accounting acquirer).

On June 2, 2003, the Company completed a Share Exchange Agreement whereby it issued 1,951,241 shares of its common stock to acquire all the shares of Pannonian International, Ltd. ("Pannonian"), a related entity. Pannonian is a private corporation incorporated on January 18, 2000, under the laws of the State of Colorado. The shares issued were valued at the predecessor cost of the net assets of Pannonian acquired. Pannonian is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in Europe and is considered a development stage company as defined by SFAS 7. Pannonian had not earned any production revenue, nor found proved resources on any of its properties. As a result of the June 2, 2003 transaction, Pannonian became a wholly owned subsidiary of the Company.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying consolidated financial statements at November 30, 2003 include the Company for the period from November 13, 2002 to November 30, 2003, its wholly owned subsidiaries, Dolphin, for the period from June 18, 2002 to November 30, 2003, and Pannonian, for the period from June 2, 2003 to November 30, 2003. For the three and nine months ended August 31, 2003 the consolidated financial statements include the Company and Dolphin for the entire period and Pannonian for the three months ended August 31, 2003. For the three and nine months ended August 31, 2004, the consolidated financial statements include the Company, Dolphin and Pannonian for the entire period. All significant intercompany transactions have been eliminated upon consolidation.

          OIL AND GAS PROPERTIES

         The Company utilizes the full cost method of accounting for oil and gas activities. Under this method, subject to a limitation based on estimated value, all costs associated with property acquisition, exploration and development, including costs of unsuccessful exploration, are capitalized within a cost center. No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain significantly alters the relationship between capitalized costs and proved oil and gas reserves of the cost center. Depreciation, depletion and amortization of oil and gas properties are computed on the units of production method based on proved reserves. Amortizable costs include estimates of future development costs of proved undeveloped reserves.

         Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of the estimated future net cash flows from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net cash flows is computed by applying year end prices of oil and natural gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. As of August 31, 2004, the Company has no proved reserves and recognized initial natural gas production from certain wells acquired in June 2004. The Company is in the process of completing and hooking up a number of wells and believes sufficient data will be developed by the end of the fiscal year to enable the Company to record proved reserves.

         PROPERTY AND EQUIPMENT

         Furniture and equipment is recorded at cost. Depreciation is to be provided by use of the straight-line method over the estimated useful lives of the related assets of three to five years. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.

         Depreciation expense of $7,549 and $13,696 was recorded for the three and nine months ended August 31, 2004, respectively.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         REVENUE RECOGNITION

         The Company recognizes oil and gas revenues from its interests in producing wells as oil and gas is produced and sold from these wells.

         IMPAIRMENT

         The Company has adopted SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial costs from environmental accidents or events for which the Company may be currently liable. In addition, the Company's oil and gas business makes it vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future. By definition, proved reserves are based on current oil and gas prices and estimated reserves. Price declines reduce the estimated quantity of proved reserves and increase annual amortization expense (which is based on proved reserves).

         (LOSS) PER COMMON SHARE

         Basic (loss) per share is based on the weighted average number of common shares outstanding during the period. Diluted (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Options, warrants and convertible debentures are excluded from the computation of diluted loss per share, as the effect of the assumed exercises was antidilutive.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ASSET RETIREMENT OBLIGATION

         In 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset's carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company's asset retirement obligations ("ARO") relate primarily to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and gas properties. Prior to adoption of this statement, such obligations were accrued ratably over the productive lives of the assets through its depreciation, depletion and amortization for oil and gas properties without recording a separate liability for such amounts.

         During the nine months ended August 31, 2004, the Company, through acquisition and drilling, acquired working interests in natural gas wells. A limited number of these wells had initial production during the period, and the others are in various stages of completion and hook up at August 31, 2004. The Company adopted the provisions of SFAS 143 to record the ARO associated with those wells on the date such obligation arose. Depreciation of the related asset, and accretion of the ARO, has been calculated using the Company's estimate of the life of the wells, based upon the lives of comparable wells in the area. The amounts recognized upon adoption are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate. The information below reflects the change in the ARO and ARO asset during the nine months ended August 31, 2004:

                                                                      ARO
                     Balance beginning of period                $          -
                        Initial calculation of ARO                   201,167
                        Accretion of liability                        11,118
                                                                ------------
                     Balance end of period                      $    212,285
                                                                ============

         RECENT ACCOUNTING PRONOUNCEMENTS

         During March 2004, the Emerging Issues Task Force ("EITF") determined that mineral rights as defined in EITF Issue No. 04-2, "Whether Mineral Rights are Tangible or Intangible Assets," are tangible assets and should not be considered intangible assets in Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142). The Financial Accounting Standards Board
         (FASB), in agreement with this determination, amended SFAS Nos. 141 and 142 through the issuance of FASB Staff Position ("FSP") FSP Nos. 141-1 and 142-1. In addition, the proposed FSP 142-b confirms that FAS 142 did not change the balance sheet classification or disclosures of mineral rights of oil and gas producing entities. The Company has historically classified its oil and gas leaseholds as tangible oil and gas properties which is consistent with EITF 04-02, FSP Nos. 141-1 and 142-1 and therefore such pronouncements have not impacted the Company's financial condition or results of operations.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SHARE BASED COMPENSATION

         In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting as prescribed in Accounting Pronouncement Bulletin Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to account for its employee stock compensation plans as prescribed under APB 25. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS 123, the Company's net (loss) and (loss) per share would have been adjusted to the pro forma amounts indicated below.

                                                                                                    Cumulative
                                                                                                  from inception
                                        Three months ended             Nine months ended          (June 18, 2002)
                                            August 31,                     August 31,              to August 31,
                                        2004         2003              2004           2003             2004
                                    ----------------------------  -----------------------------   ----------------
         Net (loss) as reported     $ (1,067,259)  $   (654,990)  $ (5,851,733)   $ (1,525,189)    $  (9,571,394)

         Deduct: stock based
            compensation cost
            under SFAS 123              (730,326)             -     (1,215,818)              -        (1,215,818)

                                    ----------------------------  -----------------------------    --------------
               Pro forma net (loss) $ (1,797,585)  $   (654,990)  $ (7,067,551)   $ (1,525,189)    $ (10,787,212)
                                    ============================  =============================    ==============

         Pro forma basic and diluted
            net income per share

         Pro forma shares used in
            the calculation of pro
            forma net income per
            common share
            basic and diluted         58,817,509     33,971,503     51,725,065      31,871,683        38,079,674

         Reported net income per
           common share basic and
           diluted                  $      (0.02)  $      (0.02)  $      (0.11)   $      (0.05)    $       (0.25)

         Pro forma net income per
           common share basic and   $      (0.03)  $      (0.02)  $      (0.14)   $      (0.05)    $       (0.28)

         Pro forma information regarding net income is required by SFAS 123. The value of options granted were estimated using the Black-Scholes valuation model. The following weighted average assumptions were used for the three and nine month periods ended August 31, 2004

         Volatility                                79% to 110%
         Expected life of
           options (in years)                              10
         Dividend Yield                                  0.00%
         Risk free interest rate                 2.0% to 4.75%

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
NOTE 2 - OIL AND GAS PROPERTIES

         At August 31, 2004, the Company's oil and gas properties consist of undeveloped oil and gas leases and interest in 160 natural gas wells, 5 of which had initial production during the period. The remaining wells are in various stages of completion or awaiting hook up to pipelines. The Company has no proved reserves as of that date.

         WYOMING

         In March 2004, the Company negotiated an extension of time to complete its drilling commitment on the acreage acquired earlier in the year from Pioneer Oil, LLC, until October 10, 2004. On October 1, 2004, the Company completed further negotiations whereby, for the payment of $150,000 previously held in escrow, the lessors agreed that the drilling commitment had been met and the Company acquired an additional 360 acres of oil and gas leases in the area adjacent to its current lease holdings. The Company is now obligated to drill a total of 125 wells on the leased acreage by December 31, 2005 under the terms of the amended lease. As of August 31, 2004, 35 wells have been completed toward the commitment.

         On June 16, 2004 the Company entered into a letter of intent to acquire 4,400 net acres of oil and gas leases in Campbell and Converse Counties. Under the terms of the agreement, the Company committed to pay 100% of the cost to drill twelve wells on the acreage, to earn a 50% interest in those wells along with a 50% working interest in nine existing wells, seven of which have been completed. The Company paid the seller $100,000 and has the right to acquire for an additional
         $1,900,000, a 90% working interest in the entire leasehold acreage including all wells on the property.

         During the period ended August 31, 2004, the Company drilled 16 wells on the acreage thereby completing its drilling commitment. Subsequent to August 31, 2004 the Company drilled an additional 8 wells on the acreage. On September 30, 2004 the Company exercised its option to acquire the additional working interest in the wells and a 90% working interest in the leasehold acreage in the prospects. After closing adjustments, the Company paid approximately $1,886,000 for these interests.

         MONTANA

         On August 5, 2003, the Company entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"). Quaneco is a privately-held oil and gas company operating primarily in the Rocky Mountain region. Under the terms of the agreement, Galaxy had an option to acquire up to 50% of Quaneco's working interest in certain oil and gas leases covering approximately 214,000 gross acres in the Powder River Basin area of southern Montana. If Galaxy were to fully exercise the option, it would have acquired the working interests in approximately 53,500 net acres. The total purchase price of the option is $6,625,000, of which $3,387,500 has been paid, thereby entitling Galaxy to a 12.5% working interest.

         On September 1, 2004, Galaxy determined not to increase its working interest position beyond its existing 12.5% (approximately 26,750 net acres and 2 gross wells (0.5 net wells)), so that it can focus its efforts on its coal bed methane development program in the Powder River Basin of Wyoming. Accordingly, it notified Quaneco it would not pay the balance of the option purchase price in the amount of $3,237,500, the installments of which were due September 1, 2004 and December 1, 2004. There were no penalties to Galaxy associated with this decision.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - OIL AND GAS PROPERTIES (CONTINUED)

         TEXAS

         Under the terms of an agreement executed March 6, 2003, the Company is engaged in an ongoing leasing program with Harbor Petroleum LLC ("Harbor") and Florida Energy, Inc. ("Florida") (both related parties) for the acquisition of oil, gas and mineral leases in Rusk and Nacogdoches Counties in the State of Texas. Under the terms of the agreement, Harbor and Florida will each retain a 1% overriding royalty interest in the acquired leases, including those leases acquired as of the date of the agreement. However, with respect to 400 contiguous acres designated by Florida, Florida shall have a 3.125% overriding royalty instead of a 1% overriding royalty interest.

         OTHER

         The Company, through its acquisition of Pannonian, acquired an interest in a concession agreement in the Jiu Valley Coal Basin in Romania. The terms of the concession require the holder to expend a minimum amount for exploratory work on the concession or pay an equivalent amount to the government of Romania. The Company has met the minimum required expenditure for the concession year ending in October 2004.

         In December 2003, Pannonian, together with two unrelated privately held oil and gas companies, was granted an exploration permit to explore for natural resources within the 149,435 acres Neues Bergland permit area in Germany. The permit has a three-year term and requires the drilling of a test borehole during 2004 to maintain the permit.

         Effective October 1, 2002, the Company entered into a Coal Bed Methane Participation Agreement ("CBM Agreement") with Horizon Exploitation, Inc. ("Horizon") which potentially provided for funding of the development of certain of the Company's leasehold interests in Wyoming and established an AMI (Area of Mutual Interest) in the Powder River Basin located in Wyoming and Montana for future projects. The CBM Agreement expired, and the Company is in the process of negotiating a new agreement.

NOTE 3 - NOTES PAYABLE

         On January 15, 2004, the Company entered into a Purchase and Sale Agreement with DAR, LLC, a Wyoming limited liability company to acquire certain oil and gas leases in the Powder River Basin area of Wyoming. Under the terms of the Agreement, the Company paid $163,655 in cash, issued 3,000,000 shares of common stock, valued at $1.80 per share, and executed a promissory note for $2,600,000, with interest payable at 6% per annum. The promissory note requires payments of $1,000,000 on January 15, 2005, and $1,600,000 on June 24, 2005.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 3 - NOTES PAYABLE (CONTINUED)

         At August 31, 2004 and November 30, 2003, notes payable consists of the following:

                                                                         August 31,     November 30,
                                                                            2004           2003
         Payable to Related Party:

         Payable to Florida Energy,
              Due March 7, 2004, Interest rate - 7.5%                  $          -     $     50,000
         Payable to the President of Pannonian
              Due February 5, 2005, Interest rate 10%                        33,946           39,946
         Payable to a company wholly owned by the
         President of Pannonian
              Due August 1, 2004, Interest rate 6.5%                              -           17,132
              Due October 5, 2001, Interest rate 15%                              -           10,000
              Due November 29, 2001, Interest rate 15%                            -           10,000
              Due January 12, 2002, Interest rate 15%                             -            2,500
                                                                       ------------     -------------
                                                                             33,946          129,578
         Less current portion                                                33,946         (107,632)
                                                                       ------------     -------------
         Long term portion                                             $          -     $     21,946
                                                                       ============     =============

         Payable to DAR LLC, current portion                           $  2,600,000     $          -
                                                                       ============     =============

NOTE 4 - CONVERTIBLE DEBENTURES

         In October 2003, the Company completed a private offering of Secured Convertible Debentures and Warrants (the "Debentures"). Gross proceeds from the offering were $5,640,000 ($5,040,000 in cash (including $200,000 from a founder/shareholder of the Company) and $600,000 as partial consideration for oil and gas properties). The debentures paid interest at 7% per annum, were scheduled to mature two years from the date of issue, were secured by substantially all the Company's assets (subject to an agreement to subordinate in favor of a senior bank lender), and were convertible into shares of the Company's common stock based on a conversion price of $0.59 per share. Debenture purchasers received warrants to purchase 2,867,797 shares of the Company's common stock at an exercise price of $0.71 per share, and 2,867,797 shares at an exercise price of $0.83 per share, for a period of five years (the "debenture warrants").

         The Company calculated the value of the debenture warrants and the beneficial conversion feature to the debentures in accordance with Emerging Issues Task Force Issue No. 98-5 ("EITF 98-5"), "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments." The fair value of the debenture warrants was estimated as of the issue date under the Black-Scholes pricing model, with the following assumptions: common stock based on a market price of $.63 and $.80 per share, zero dividends, expected volatility of 46% and 55%, risk free interest rate of 3.125% and expected life of five years. The fair value of the debenture warrants of $1,823,211, resulted in a discount to the debentures of $1,178,417, and a beneficial conversion feature to the debentures of $2,292,654. The beneficial conversion feature reflects the fact the market price of the Company's common stock exceeded the conversion price of the debentures as of the respective issue dates. The resulting discount attributable to the debenture warrants and the beneficial conversion

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 4 - CONVERTIBLE DEBENTURES (CONTINUED)

         feature of the debentures aggregating $3,471,071 has been recorded as a discount to the debentures and is being amortized over the term of the debentures. Amortization of the discount of $640,874 is included in interest expense for the nine months ended August 31, 2004.

         During the nine months ended August 31, 2004, all investors converted their debentures into 9,558,332 shares of common stock in accordance with the terms of the Securities Purchase Agreement. On the dates of conversion, the unamortized discount on those debentures attributable to the fair value of the debenture warrant, $865,989, was credited to capital in excess of par value. The unamortized discount of the beneficial conversion feature, $1,671,627 was recognized as interest expense. At the time of conversion, certain investors elected to convert interest accrued through the conversion date into shares of common stock, rather than receive cash payments of such interest. During the nine months ended August 31, 2004, $12,075 of accrued interest was converted into 20,466 shares of common stock.

         Deferred financing costs associated with the debentures were amortized through the dates of conversion of the debentures into common stock. As of the conversion dates the remaining unamortized balance of deferred financing costs was credited to capital in excess of par value in the amount of $441,886 for the nine-month period ended August 31, 2004.

         During the nine months ended August 31, 2004 the registration statement covering the resale of common stock underlying the debentures was declared effective by the Securities and Exchange Commission. Because the Company did not meet the deadline for registration of the common stock to become effective as required by the Securities Purchase Agreement, the Company was required to pay liquidated damages to investors in the amount of $404,000. This amount was recorded as interest and financing costs during the nine months ended August 31, 2004.

         The placement agents for the debentures received warrants to purchase 230,847 shares of the Company's common stock at an exercise price of $.59 per share for a term of 5 years from the date of grant. The $107,758 fair value of the warrants was estimated at the grant date under the Black-Scholes pricing model.

NOTE 5 - CONVERTIBLE NOTES

         In August 2004, the Company completed a private offering of Senior Secured Convertible Notes and Warrants (the "Notes"). Gross proceeds from the initial tranche of the offering were $15,000,000. The second tranche for $5,000,000 is subject to various conditions, and if completed, will be issued under similar terms to the initial tranche. The Notes pay interest at the prime rate plus 7.25% per annum, mature two years from the date of issue, are secured by substantially all the Company's assets, and are convertible into 8,021,390 shares of the Company's common stock based on a conversion price of $1.87 per share. On January 14, 2005, the Company is obligated to pay accrued interest on the principal amount of the then outstanding Notes. Beginning March 1, 2005, and ending March 1, 2007, the Company is obligated to repay the Notes in monthly installments of principal in the amount of
         $833,333, plus accrued interest on the principal amount of the then outstanding Notes. At the Company's option, and assuming the satisfaction of certain conditions, we may pay the monthly installments in cash or through a partial conversion of the Notes into shares of our common stock at a conversion rate equal to the

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 5 - CONVERTIBLE NOTES (CONTINUED)

         lesser of $1.87 (as may be adjusted to prevent dilution), or 93% of the weighted average trading price of our common stock on the trading day preceding the conversion. Note purchasers received warrants to purchase 5,194,806 shares of the Company's common stock at an exercise price of $1.54 per share, for a period of three years (the "Warrants").

         Pursuant to EITF 98-5 and EITF 00-27, the fair value of the Warrants was estimated as of the issue date under the Black-Scholes pricing model, with the following assumptions: common stock based on a market price of $1.21 per share, zero dividends, expected volatility of 109.21%, risk free interest rate of 2.75% and expected life of three years. The fair value of the Warrants of $3,946,833, resulted in a discount to the notes of $4,336,316. Amortization of the discount of $71,282 is included in interest expense for the nine months ended August 31, 2004.

         Deferred financing costs associated with the notes in the amount of $1,315,944 have been capitalized and are being amortized over the life of the notes. For the nine months ended August 31, 2004 amortization of financing costs of $21,632 was recorded.

         The placement agents for the notes received warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $1.54 per share for a term of 5 years from the date of grant. The $227,930 fair value of these warrants was estimated at the grant date under the Black-Scholes pricing model.

NOTE 6 - STOCKHOLDERS' EQUITY

         During the nine months ended August 31, 2004 the Company issued shares of its common stock as follows:

         o 360,000 shares for partial consideration of acquired oil and gas properties at $2.63 share
         o 8,033,898 shares upon conversion of $4,740,000 of convertible debentures at a conversion price of $.59 per share
         o 20,466 shares upon conversion of $12,075 of accrued interest on convertible debentures at a conversion price of $.59 per share
         o 371,206 shares issued in conjunction with the cashless exercise of 508,475 Series "A" warrants associated with the convertible debentures dated September 24, 2003
         o 348,005 shares issued in conjunction with the cashless exercise of 508,475 Series "B" warrants associated with the convertible debentures dated October 3, 2003
         o 45,763 shares for cash of $.59 per share upon conversion of warrants issued to placement agents of the convertible debentures
         o     2,503,571 shares for cash at $1.40 per share
         o 2,000,000 shares for partial consideration of acquired oil and gas properties at $1.40 per share
         o 3,000,000 shares for partial consideration of acquired oil and gas properties at $1.80 per share
         o     6,637,671 shares for cash of $1.80 per share
         o 1,525,424 shares upon conversion of $900,000 of convertible debentures at $.59 per share

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

         Common stock issued for oil and gas properties was valued at the market price on the closing date of the transaction, or at the price per share of the private placement sold for cash that took place at the time of the transaction.

         During the nine months ended August 31, 2004 the registration statement covering the resale of common stock sold in the December 2003 private placement was declared effective by the Securities and Exchange
         Commission. Because the Company did not meet the deadline for registration of the common stock to become effective, as required by the Securities Purchase Agreement, the Company was required to pay liquidated damages to investors in the amount of $35,050. This amount was recorded as interest and financing costs during the nine months ended August 31, 2004.

         WARRANTS

         In connection with sales of common stock in December 2003 and January 2004, the Company issued warrants to purchase 500,715 shares of common stock at $2.71 per share, and 1,327,535 shares of common stock at $4.05 per share to purchasers of the stock, and issued warrants to purchase 105,166 and 358,435 shares of common stock at $1.40 and $1.80 per share, respectively, to placement agents for the issue. In accordance with the terms of the warrants, the exercise prices of those warrants with original exercise prices in excess of the exercise price of the warrants issued in association with the Senior Secured Convertible Note offering (see Note 5) have been reset to $1.54 per share.

         In August 2004, in connection with the private placement of convertible notes, the Company issued warrants to purchase 5,194,806 shares of common stock at $1.54 per share for a period of three years. In addition, placement agents for the convertible notes received warrants to purchase 300,000 shares of common stock at $1.54 per share for a period of five years.

         During the nine months ended August 31, 2004, a holder of the warrants issued with the convertible debentures exercised their warrants. An aggregate of 719,211 shares of common stock were issued upon exercise in accordance with the cashless exercise provisions of the Securities Purchase Agreement.

NOTE 7 - STOCK OPTION PLAN

         In May 2003, the Company adopted the 2003 Stock Option Plan (the "Plan"). Under the Plan, stock options may be granted at an exercise price not less than the fair market value of the Company's common stock at the date of grant. Options may be granted to key employees and other persons who contribute to the success of the Company. The Company has reserved 3,500,000 shares of common stock for the plan.

         In March and April 2004, the Company granted each of the Company's four outside directors options to each to purchase 60,000 shares of the Company's common stock for a term of 10 years at the closing price of common stock as of the date of grant. The options were vested upon grant.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 7 - STOCK OPTION PLAN (CONTINUED)

         On April 6, 2004, the Company granted certain employees options to purchase a total of 2,375,000 shares of the Company's common stock for term of 10 years at the closing price of the common stock as of the date of grant. The options vest over a 5-year period.

         On April 28, 2004, the Company granted two consultants options to purchase a total of 300,000 shares of the Company's common stock over a term of 10 years at the closing price of the common stock as of the date of grant. The options vest over terms of up to 5 years. The options were valued utilizing the Black-Scholes valuation model. At August 31, 2004, 25,000 options were vested.

         On July 1, 2004, the Company granted an employee options to purchase 325,000 shares of the Company's common stock for term of 10 years at the closing price of the common stock as of the date of grant. The options vest over a 5-year period.

         On August 12, 2004, the Company granted an employee options to purchase 10,000 shares of the Company's common stock for term of 10 years at the closing price of the common stock as of the date of grant. The options vest over a 5-year period.

         On August 12, 2004, the Company granted each of the Company's outside directors options to each purchase 47,500 shares of the Company's common stock for term of 10 years at the closing price of the common stock as of the date of grant. The options were vested upon grant.

         As of August 31, 2004, there were no options to purchase shares of the Company's common stock available to be granted pursuant to the stock option agreement.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To The Board of Directors and Stockholders
Galaxy Energy Corporation


We have audited the accompanying consolidated balance sheets of Galaxy Energy Corporation (formerly Galaxy Investments, Inc.) (a development stage company) as of November 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended November 30, 2003, for the period from inception (June 18, 2002) to November 30, 2002 and cumulative amounts from inception (June 18, 2002) to November 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galaxy Energy Corporation as of November 30, 2003 and 2002, and the results of its operations and its cash flows for the year ended November 30, 2003, for the period from inception (June 18, 2002) to November 30, 2002 and cumulative amounts from inception (June 18, 2002) to November 30, 2003 in conformity with accounting principles generally accepted in the United States of America.




                              /s/ WHEELER WASOFF, P.C.

                              Wheeler Wasoff, P.C.




Denver, Colorado
February 24, 2004

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                           NOVEMBER 30, 2003 AND 2002

                                                                             2003                    2002
                                     ASSETS

CURRENT ASSETS
   Cash                                                               $     2,239,520        $        41,320
   Prepaid and other                                                           54,573                      -
                                                                      ----------------       ----------------
       Total Current Assets                                                 2,294,093                 41,320
                                                                      ----------------       ----------------

UNDEVELOPED OIL AND GAS ASSETS                                              2,799,720                873,797
                                                                      ----------------       ----------------

FURNITURE AND EQUIPMENT, NET                                                    4,527                  3,247
                                                                      ----------------       ----------------

OTHER ASSETS
   Deferred financing costs, net                                              547,133                      -
   Due from Pannonian International Ltd.                                            -                 25,000
   Other                                                                        9,960                 10,975
                                                                      ----------------       ----------------
                                                                              557,093                 35,975
                                                                      ----------------       ----------------

TOTAL ASSETS                                                          $     5,655,433        $       954,339
                                                                      ================       ================

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable - trade                                           $       194,933        $       425,032
   Accounts payable - related                                                 160,032                233,204
   Current portion of notes payable - related                                 107,632                      -
   Interest payable                                                            74,720                      -
   Property purchase payable                                                        -                396,000
                                                                      ----------------       ----------------
       Total Current Liabilities                                              537,317              1,054,236
                                                                      ----------------       ----------------

CONVERTIBLE DEBENTURES, NET (NOTE 5)                                        2,461,611                      -
                                                                      ----------------       ----------------

NOTES PAYABLE - RELATED                                                        21,946                 50,000
                                                                      ----------------       ----------------
COMMITMENTS AND CONTINGENCIES (NOTES 3, 11 AND 12)

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, $.001 par value
       Authorized - 25,000,000 shares
       Issued - none
   Common stock, $.001 par value
       Authorized - 100,000,000 shares
       Issued and outstanding - 33,971,503 shares (2003)
       and 30,025,058 shares (2002)                                            33,972                 30,025
   Capital in excess of par value                                           6,320,248                960,144
   (Deficit) accumulated during the development stage                      (3,719,661)            (1,140,066)
                                                                      ----------------       ----------------
       Total Stockholders' Equity (Deficit)                                 2,634,559               (149,897)
                                                                      ----------------       ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  $     5,655,433        $       954,339
                                                                      ================       ================


   The accompanying notes are an integral part of these financial statements.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              PERIOD FROM         CUMULATIVE FROM
                                                                          INCEPTION (JUNE 18,        INCEPTION
                                                         YEAR ENDED             2002) TO        (JUNE 18, 2002) TO
                                                     NOVEMBER 30, 2003     NOVEMBER 30, 2002     NOVEMBER 30, 2003

REVENUE                                              $             -       $             -       $             -
                                                     ----------------      ----------------      ----------------
COSTS AND EXPENSES
   General and administrative                              2,095,495             1,140,066             3,235,561
   Abandoned oil and gas properties                           65,769                     -                65,769
   Depreciation and amortization                              49,682                     -                49,682
                                                     ----------------      ----------------      ----------------
                                                           2,210,946             1,140,066             3,351,012
                                                     ----------------      ----------------      ----------------

OTHER EXPENSE
   Interest                                                  368,649                     -               368,649
                                                     ----------------      ----------------      ----------------
                                                             368,649                     -               368,649
                                                     ----------------      ----------------      ----------------

NET (LOSS)                                           $    (2,579,595)      $    (1,140,066)      $    (3,719,661)
                                                     ================      ================      ================

NET (LOSS) PER COMMON SHARE -
   BASIC AND DILUTED                                 $         (0.08)      $         (0.04)      $         (0.12)
                                                     ================      ================      ================

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING - BASIC AND DILUTED                 32,391,981            27,837,822            31,036,140
                                                     ================      ================      ================














        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
           PERIOD FROM INCEPTION (JUNE 18, 2002) TO NOVEMBER 30, 2002
                        AND YEAR ENDED NOVEMBER 30, 2003


                                                                                                        (DEFICIT)
                                                                                                       ACCUMULATED
                                                                                    CAPITAL IN         DURING THE
                                                            COMMON STOCK            EXCESS OF          DEVELOPMENT
                                                         SHARES        AMOUNT       PAR VALUE             STAGE

BALANCE, JUNE 18, 2002 (INCEPTION)                             -     $       -     $          -       $           -

  Issuance of common stock for
    services at $.05 per share                         4,000,000         4,000          196,000                   -
  Sale of common stock for cash at:
    $.001 per share                                   11,500,000        11,500                -                   -
    $.02 per share                                       500,000           500            9,500                   -
    $.05 per share                                     3,000,000         3,000          147,000                   -
    $.34 per share                                     1,997,058         1,997          677,003                   -
  Recapitalization of shares
    issued prior to merger                             9,028,000         9,028          (69,359)                  -
  Net (loss)                                                   -             -                -          (1,140,066)
                                                     -----------     ---------     -------------      --------------

BALANCE, NOVEMBER 30, 2002                            30,025,058        30,025          960,144          (1,140,066)

  Issuance of common stock for
    cash at $1.00 per share                            1,602,000         1,602        1,600,398                   -
  Costs of offering                                            -             -           (2,170)                  -
  Issuance of common stock for  services at:
    $1.00 per share                                       10,000            10            9,990                   -
    $.91 per share                                        60,000            60           54,540                   -
  Issuance of common stock to related party
    upon conversion of outstanding debt
    at $1.00 per share                                   233,204           233          232,971                   -
  Issuance of common stock to related party
    for services at $1.00 per share                       90,000            90           89,910                   -
  Issuance of common stock to acquire
    Subsidiary                                         1,951,241         1,952         (204,184)                  -
  Discount on convertible debentures due to
    issuance of detachable warrants and
    beneficial conversion feature                              -             -        3,471,071                   -
  Warrants issued to placement agent in
    connection with convertible debenture
    offering                                                   -             -          107,578                   -
  Net (loss)                                                   -             -               -           (2,579,595)
                                                     -----------     ---------     -------------      --------------
BALANCE, NOVEMBER 30, 2003                            33,971,503     $  33,972     $  6,320,248       $  (3,719,661)
                                                     ===========     =========     =============      ==============


        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       PERIOD FROM        CUMULATIVE
                                                                                        INCEPTION         FROM INCEP-
                                                                                        (JUNE 18,       TION (JUNE 18,
                                                                    YEAR ENDED           2002) TO          2002) TO
                                                                   NOVEMBER 30,        NOVEMBER 30,      NOVEMBER 30,
                                                                       2003                2002              2003
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss)                                                    $  (2,579,595)      $   (1,140,066)   $   (3,719,661)
   Adjustments to reconcile net (loss) to net
     cash (used) by operating activities
        Stock for services                                              64,600              200,000           264,600
        Stock for services - related                                    90,000                    -            90,000
        Stock for debt-related                                         233,204                    -           233,204
        Amortization of discount on convertible debentures             292,682                    -           292,682
        Amortization of deferred financing costs                        48,997                    -            48,997
        Depreciation expense                                               685                    -               685
        Abandonment of oil and gas properties                           65,769                    -            65,769
        Interest converted to debt                                      11,178                    -            11,178
   Changes in assets and liabilities
        (Decrease) increase in accounts payable - trade               (303,488)             284,344           (19,144)
        (Decrease) increase in accounts payable - related              (73,172)             233,204           160,032
        Increase in interest payable                                    74,720                    -            74,720
        (Increase) in prepaids and other current assets                (54,573)                   -           (54,573)
        Other                                                                -               (9,960)           (9,960)
                                                                 --------------      ---------------   ---------------

Net cash (used) by operating activities                             (2,128,993)            (432,478)       (2,561,471)
                                                                 --------------      ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to oil and gas properties                              (1,787,926)            (351,883)       (2,139,809)
   Purchase of furniture and equipment                                  (2,419)              (2,793)           (5,212)
   Advance to affiliate                                                (35,000)             (25,000)          (60,000)
   Cash received upon recapitalization and merger                        1,260                2,974             4,234
                                                                 --------------      ---------------   ---------------

Net cash (used) by investing activities                             (1,824,085)            (376,702)       (2,200,787)
                                                                 --------------      ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of common stock                                1,602,000              850,500         2,452,500
   Proceeds from sale of convertible debentures                      5,040,000                    -         5,040,000
   Debt and stock offering costs                                      (490,722)                   -          (490,722)
                                                                 --------------      ---------------   ---------------

Net cash provided by financing activities                            6,151,278              850,500         7,001,778
                                                                 --------------      ---------------   ---------------

NET INCREASE IN CASH                                                 2,198,200               41,320         2,239,520

CASH, BEGINNING OF PERIODS                                              41,320                    -                 -
                                                                 --------------      ---------------   ---------------

CASH, END OF PERIODS                                             $   2,239,520       $       41,320    $    2,239,520
                                                                 ==============      ===============   ===============




        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                                                       PERIOD FROM        CUMULATIVE
                                                                                        INCEPTION         FROM INCEP-
                                                                                        (JUNE 18,       TION (JUNE 18,
                                                                    YEAR ENDED           2002) TO          2002) TO
                                                                   NOVEMBER 30,        NOVEMBER 30,      NOVEMBER 30,
                                                                       2003                2002              2003

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
   Cash paid for interest                                        $        3,617      $           -     $        3,617
                                                                 ===============     =============     ===============
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
FINANCING ACTIVITIES
   Debt incurred for oil and gas properties                      $      600,000      $     446,000     $    1,046,000
                                                                 ===============     =============     ===============
   Stock issued for services                                     $      154,600      $     200,000     $      354,600
                                                                 ===============     =============     ===============
   Stock issued for debt                                         $      233,204      $           -     $      233,204
                                                                 ===============     =============     ===============
   Warrants issued for financing costs                           $      107,578      $           -     $      107,578
                                                                 ===============     =============     ===============
   Discount on convertible debentures issued                     $    3,471,071      $           -     $    3,471,071
                                                                 ===============     =============     ===============
   Conversion of interest to debt                                $       11,178      $           -     $       11,178
                                                                 ===============     =============     ===============
   Stock issued for subsidiary - related                         $     (202,232)     $           -     $     (202,232)
                                                                 ===============     =============     ===============















        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS COMBINATION

         Galaxy Energy Corporation (formerly Galaxy Investments, Inc.) (the "Company") was incorporated under the laws of the State of Colorado on December 17, 1999, for the purpose of acquiring and developing mineral properties. On November 13, 2002, the Company completed an Agreement and Plan of Reorganization (the "Agreement") whereby it issued 20,997,058 shares of its common stock to acquire all of the shares of Dolphin Energy Corporation ("Dolphin"), a private corporation incorporated on June 18, 2002, under the laws of the State of Nevada. The Company was a public company and had no operations prior to entering into the Agreement. Dolphin, an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States, is considered a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7. Dolphin was an exploration stage oil and gas company and had not earned any production revenue, nor found proved resources on any of its properties. Dolphin's principal activities had been raising capital through the sale of its securities and identifying and evaluating potential oil and gas properties.

         As a result of this transaction, Dolphin became a wholly owned subsidiary of the Company. Since this transaction resulted in the former shareholders of Dolphin acquiring control of the Company, for financial reporting purposes the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with Dolphin as the accounting acquirer). In accounting for this transaction:

             i. Dolphin was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical book value; and
            ii. Control of the net assets and business of the Company was acquired effective November 13, 2002 for no consideration.

         The fair value of the assets acquired and liabilities assumed pursuant to the transaction with Dolphin are as follows:

            Net cash acquired           $       2,974
            Liabilities assumed               (63,305)
                                        --------------

            Common stock issued         $     (60,331)
                                        ==============

         On June 2, 2003, the Company completed a Share Exchange Agreement whereby it issued 1,951,241 shares of its common stock to acquire all the shares of Pannonian International, Ltd. ("Pannonian"), a related entity. Pannonian is a private corporation incorporated on January 18, 2000, under the laws of the State of Colorado. The shares issued were valued at the predecessor cost of the net assets of Pannonian acquired. Pannonian is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in Europe and is considered a development stage company as defined by SFAS
         7. Pannonian has not earned any production revenue, nor has it found proved resources on any of its properties. As a result of the June 2, 2003 transaction, Pannonian became a wholly owned subsidiary of the Company.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS COMBINATION (CONTINUED)

         The predecessor cost of the assets acquired and liabilities assumed pursuant to the transaction with Pannonian are:

               Net cash acquired                           $ 1, 260
               Undeveloped oil and gas properties            75,680
               Liabilities assumed                         (279,173)
                                                          ----------

               Common stock issued                        $(202,233)
                                                          ==========

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the Company for the period from November 18, 2002 to November 30, 2002, and its wholly owned subsidiary, Dolphin, for the period from June 18, 2002 to November 30, 2002. For the year ended November 30, 2003, the consolidated financial statements include the Company and Dolphin for the entire year and Pannonian from the effective date of the acquisition, June 2, 2003, to November 30, 2003. All significant intercompany transactions have been eliminated upon consolidation.

         OIL AND GAS PROPERTIES

         The Company utilizes the full cost method of accounting for oil and gas activities. Under this method, subject to a limitation based on estimated value, all costs associated with property acquisition, exploration and development, including costs of unsuccessful exploration, are capitalized within a cost center. No gain or loss is recognized upon the sale or abandonment of undeveloped or producing oil and gas properties unless the sale represents a significant portion of oil and gas properties and the gain significantly alters the relationship between capitalized costs and proved oil and gas reserves of the cost center. Depreciation, depletion and amortization of oil and gas properties is computed on the units of production method based on proved reserves. Amortizable costs include estimates of future development costs of proved undeveloped reserves.

         Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of the estimated future net cash flows from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net cash flows is computed by applying year end prices of oil and natural gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. As of November 30, 2003, the Company has no proved reserves or production. All oil and gas property costs are considered to be unevaluated and are recorded at the lower of cost or fair market value.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, "Business Combinations," which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The oil and gas industry is currently discussing the appropriate balance sheet classification of oil and gas mineral rights held by lease or contract. The Company classifies these assets as a component of oil and gas properties in accordance with the full cost mtethod of accounting for oil and gas activities and common industry practice. There is also a view that these mineral rights are intangible assets as defined in SFAS 141, "Business Combinations", and, therefore, should be classified separately on the balance sheet as intangible assets.

         The Company did not change or reclassify contractual mineral rights included in oil and gas properties on the balance sheet upon adoption of SFAS 141. The Company believes its current accounting of such mineral rights, as part of oil and gas properties is appropriate under the full cost method of accounting. However, if the accounting for mineral rights held by lease or contract is ultimately changed so that costs associated with mineral rights not held under fee title and pursuant to the guidelines of SFAS 141 are required to be classified as long term intangible assets, then the reclassified amount as of November 30, 2003 and 2002 would be approximately $2,800,000 and $874,000 respectively. Management does not believe that the ultimate outcome of this issue will have a significant impact on the Company's cash flows, results of operations or financial condition.

         In 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset's carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. As of November 30, 2003, the Company has no producing oil and gas wells and its oil and gas properties are all considered unevaluated. Accordingly, no asset retirement obligation has been recognized as of that date.

         PROPERTY AND EQUIPMENT

         Furniture and equipment is recorded at cost. Depreciation is to be provided by use of the straight-line method over the estimated useful lives of the related assets of three to five years. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable. The Company has not recognized any impairment losses on non oil and gas long-lived assets.

         Depreciation expense of $685 was recorded for the year ended November 30, 2003.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         REVENUE RECOGNITION

         The Company will recognize oil and gas revenues from its interests in producing wells as oil and gas is produced and sold from these wells.

         IMPAIRMENT

         The Company has adopted SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

         INCOME TAXES

         The Company has adopted the  provisions  of SFAS 109,  "Accounting  for
         Income Taxes." SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         At November 30, 2003, the Company had a net operating loss carryforward of approximately $3,200,000 that may be offset against future taxable income through 2023. These carryforwards are subject to review by the Internal Revenue Service.

         The Company has fully reserved the approximate $1,100,000 tax benefit of this operating loss because the likelihood of realization of the tax benefit cannot be determined. Of the total tax benefit, approximately $738,000 is attributable to 2003.

         Temporary differences between the time of reporting certain items for financial and tax reporting purposes consist primarily of amortization of discount on convertible debentures.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial costs from environmental accidents or events for which the Company may be currently liable. In addition, the Company's oil and gas business makes it vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         have been volatile in the past and can be expected to be volatile in the future. By definition, proved reserves are based on current oil and gas prices and estimated reserves. Price declines reduce the estimated quantity of proved reserves and increase annual amortization expense (which is based on proved reserves).

         (LOSS) PER COMMON SHARE

         Basic (loss) per share is based on the weighted average number of common shares outstanding during the period. Diluted (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. At November 30, 2003, all outstanding options, warrants and convertible debentures are excluded from the computation of diluted loss per share, as the effect of the assumed exercises was antidilutive.

         RECLASSIFICATION

         Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 financial statement presentation.

         DEFERRED FINANCING COSTS

         The Company capitalizes costs associated with the issuance of debt instruments. These costs are amortized on a straight-line basis over the term of the debt agreements. Amortization expense of deferred financing costs was $48,997 for the year ended November 30, 2003.

         SHARE BASED COMPENSATION

         In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting as prescribed in Accounting Pronouncement Bulletin Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to account for its employee stock compensation plans as prescribed under APB 25. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS 123, the Company's net (loss) and (loss) per share for the year ended November 30, 2003 would not have changed as no options granted by the Company during the year ended November 30, 2003 were exercisable at November 30, 2003.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         CASH EQUIVALENTS

         For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company may have cash in banks in excess of federally insured amounts.

         CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company maintains cash accounts at two financial institutions. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions.

         FAIR VALUE

         The carrying amount reported in the balance sheet for cash, prepaids, and accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

         Based upon the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS 146 generally requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. The pronouncement is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of SFAS 146 will have any impact on its financial position or results of operations.

         SFAS 147, "Acquisitions of Certain Financial Institutions," was issued in December 2002 and is not expected to apply to the Company's current or planned activities.

         In December 2002, the FASB approved SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement 123." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The Company will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

         In April 2003, the FASB approved SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 is not expected to apply to the Company's current or planned activities.

         In June 2003, the FASB approved SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 is not expected to have an effect on the Company's financial position.

NOTE 3 - OIL AND GAS PROPERTIES

         WYOMING

         In August 2002, the Company entered into an option agreement to acquire undeveloped oil and gas leases in Wyoming subject to a 15% net profits interest. Under the terms of the option agreement, the Company paid $46,000 as of November 30, 2003, an additional $5,000 on December 15, 2003, and was, at the option of the Company, scheduled to pay $396,000 by January 15, 2004. The company has notified the operator it will not exercise its option to complete the transaction and the investment in the prospect as of November 30, 2003, $46,000, was written off as abandoned oil and gas properties.

         In September 2002, the Company entered into an agreement for the acquisition of undeveloped oil and gas leases with Pioneer Oil, LLC, a Montana limited liability company. Under the terms of the agreement, for an intitial cash payment of $100,000, the Company was entitled to earn a 100% working interest and a 78% net revenue interest in oil and gas leases covering 15,657 acres in the Powder River Basin near Lieter, Wyoming. The agreement required the Company to make an additional payment of $1,650,000 and to deposit the estimated cost to drill and complete 30 pilot wells, into an escrow account. During the year ended November 30, 2003, the Company negotiated term extensions with Pioneer and made two additional payments of $100,000 each to Pioneer. Subsequent to November 30, 2003, the Company purchased Pioneer's interest in the subject leases for $1,000,000 cash and 2,000,000 shares of common stock. (Note 12).

         Subsequent to November 30, 2003 the Company entered into an agreement with DAR, LLC, a Wyoming limited liability company, to acquire certain oil and gas leases in the Powder River Basin of Wyoming for approximately $2,764,000 in cash and 3,000,000 shares of the Company's common stock. (Note 12).

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - OIL AND GAS PROPERTIES (CONTINUED)

         MONTANA

         On August 5, 2003 the Company entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"), a privately held oil and gas company operating primarily in the Rocky Mountain region Under the terms of the agreement, the Company has an option to acquire up to 50% of Quaneco's working interest in oil and gas leases covering approximately 206,000 gross acres in Montana, and an option to earn an undivided 25% interest in up to one hundred twenty-eight (128) drilling locations by paying its proportionate share of costs to drill wells on such locations. The purchase price of the option is $6,625,000. As of November 30, 2003, $1,700,000 of the purchase price has been paid by the Company, $1,100,000 in cash and $600,000 in convertible Debentures issued on September 24, 2003. The balance of the purchase price is due in installments as follows: $1,612,500 on April 15, 2004; $1,656,250 on September 1, 2004 and $1,656,250 on December 1,
         2004.

         TEXAS

         Under the terms of an agreement executed March 6, 2003, the Company is engaged in an ongoing leasing program with Harbor Petroleum LLC ("Harbor") and Florida Energy, Inc. ("Florida") (both related parties) for the acquisition of oil, gas and mineral leases in Rusk and Nacogdoches Counties in the State of Texas. Under the terms of the agreement, Harbor and Florida will each retain a 1% overriding royalty interest in the acquired leases, including those leases acquired as of the date of the agreement.

         OTHER

         The Company, through its acquisition of Pannonian, acquired an interest in a concession agreement in the Jui Valley Coal Basin in Romania. The terms of the concession require the holder to expend a minimum amount for exploratory work on the concession or pay an equivalent amount to the government of Romania. The Company has met the minimum required expenditure for the concession year ending in October 2004.

         Subsequent to November 30, 2003, Pannonian, together with two unrelated privately held oil and gas companies, was granted an exploration permit to explore for natural resources within the 149,435 acres Neues Bergland permit area in Germany. The permit has a three-year term and requires the drilling of a test borehole during 2004 to maintain the permit.

         Effective October 1, 2002, the Company entered into a Coal Bed Methane Participation Agreement ("CBM Agreement") with Horizon Exploitation, Inc. ("Horizon") which potentially provided for funding of the development of certain of the Company's leasehold interests in Wyoming and established an AMI (Area of Mutual Interest) in the Powder River Basin located in Wyoming and Montana for future projects. Subsequent to November 30, 2003, the CBM Agreement expired, and the Company is in the process of negotiating a new agreement with Horizon.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - OIL AND GAS PROPERTIES (CONTINUED)

         At November 30, 2003 and 2002, the Company's unevaluated oil and gas properties consist of leasehold costs in the following areas:

                                                2003                  2002
              Wyoming                       $230,250              $462,250
              Montana                      1,762,900                     -
              Texas                          739,336               405,818
              Other                           67,234                 5,729
                                          ----------              --------
                                          $2,799,720              $873,797
                                          ==========              ========

NOTE 4 - NOTES PAYABLE - RELATED

         In connection with the March 6, 2003 agreement between the Company, Harbor and Florida, the Company agreed to pay Florida $50,000 for identifying prospective oil and gas leases in Texas, and executed a promissory note in that amount with interest payable at 7.5% due March 7, 2004. The Company recorded this obligation as of November 30, 2002 because the underlying agreement was effective retroactively to the time the leasing program commenced, prior to November 30, 2002. Accrued interest of $2,742 is included in interest payable at November 30, 2003.

         In connection with the acquisition of Pannonian effective June 2, 2003, the Company assumed notes payable to the President of Pannonian in the amount of $32,400, and to a related company, wholly owned by the President of Pannonian, in the amount of $36,000. On November 30, 2003, certain of those notes together with accrued interest were rolled into two new notes.

         At November 30, 2003 and 2002, notes payable consists of the following:

                                                              2003         2002
         Payable to Florida Energy,
              Due March 7, 2004, Interest rate - 7.5%      $50,000      $50,000
         Payable to the President of Pannonian
              Due February 5, 2005, Interest rate 10%       39,946            -
         Payable to a company wholly owned by the
         President of Pannonian
              Due August 1, 2004, Interest rate 6.5%        17,132            -
              Due October 5, 2001, Interest rate 15%        10,000            -
              Due November 29, 2001, Interest rate 15%      10,000            -
              Due January 12, 2002, Interest rate 15%        2,500            -
                                                          ---------     -------
                                                           129,578       50,000
         Less current portion                             (107,632)           -
                                                          ---------     -------
         Long term portion                                 $21,946      $50,000
                                                          =========     =======

         Subsequent to November 30, 2003, notes payable to the company wholly owned by the President of Pannonian totaling $22,500, plus accrued interest, were paid by the Company.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  5 - CONVERTIBLE DEBENTURES

         In October 2003, the Company completed a private offering of Secured Convertible Debentures and Warrants (the "Debentures"). Gross proceeds from the offering were $5,640,000 ($5,040,000 in cash (including $200,000 to a founder\shareholder of the Company) and $600,000 as partial consideration for oil and gas properties). The debentures pay interest at 7% per annum, mature two years from the date of issue, are secured by substantially all the Company's assets (subject to an agreement to subordinate in favor of a senior bank lender), and are convertible into shares of the Company's common stock based on a conversion price of $0.59 per share. Debenture purchasers received warrants to purchase 2,867,797 shares of the Company's common stock at an exercise price of $0.71 per share, and 2,867,797 shares at an exercise price of $0.83 per share, for a period of five years (the "debenture warrants").

         In accordance with Emerging Issues Task Force Issue No. 98-5 ("EITF 98-5"), "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments", the Company recognizes the advantageous value of conversion rights attached to convertible debt and warrants. Such rights give the debenture holder the ability to convert debt into common stock and exercise warrants at a price per share that is less than the trading price to the public on the day of issuance. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion price) of the beneficial conversion feature of debentures and is recorded as a discount to the related debt and an addition to capital in excess of par value. The discount is amortized over the outstanding period of the related debt using the interest method.

         The fair value of the debenture warrants was estimated as of the issue date under the Black-Scholes pricing model, with the following assumptions: common stock based on a market price of $.63 and $.80 per share, zero dividends, expected volatility of 46% and 55%, risk free interest rate of 3.125% and expected life of five years. The fair value of the debenture warrants of $1,823,211, resulted in a discount to the debentures of $1,178,417, and a beneficial conversion feature to the debentures of $2,292,654. The beneficial conversion feature reflects the fact the market price of the Company's common stock exceeded the conversion price of the debentures as of the respective issue dates. The resulting discount attributable to the debenture warrants and the beneficial conversion feature of the debentures aggregating $3,471,071 has been recorded as a discount to the debentures and is being amortized over the term of the debentures. Amortization of the discount of $292,682 is included in interest expense for the year ended November 30, 2003.

         The placement agents for the debentures received warrants to purchase 230,847 shares of the Company's common stock at an exercise price of $.59 per share for a term of 5 years from the date of grant. The $107,758 fair value of the warrants was estimated at the grant date under the Black-Scholes pricing model using the same assumptions set forth above, and was recorded as financing costs.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - CONVERTIBLE DEBENTURES (CONTINUED)

         At November 30, 2003, convertible debentures consists of:
              Debentures issued September 24, 2003                $3,100,000
              Debentures issued October 3, 2003                    2,540,000
              Less: Unamortized discount                          (3,178,389)
                                                                  -----------
                                                                  $2,461,611
                                                                  ===========

         The debentures are due during the fiscal year ended November 30, 2005. Subsequent to November 30, 2003, $900,000 of the debentures were converted to 1,525,424 shares of common stock.

NOTE 6 - STOCKHOLDERS' EQUITY

         During the year ended November 30, 2003, the Company issued shares of its common stock as follows;
              o   1,602,000 shares for cash at $1.00 per share
              o   10,000 shares for services at $1.00 per share
              o   60,000 shares for services at $.91 per share
              o 233,204 shares to Resource Venture Management (RVM), an entity owned by a founder of the Company, as payment of an outstanding debt, at $1.00 per share
              o 90,000 shares to RVM for services rendered, valued at $90,000 ($1.00 per share)
              o 1,951,241 shares to the shareholders of Pannonian in accordance with the Share Exchange Agreement to acquire all the outstanding shares of Pannonian (Note 1).

         During the period ended November 30, 2002, the Company issued shares of its common stock as follows:

            o 11,500,000 shares at inception to officers/directors/founders for cash at $.001 per share
            o   500,000 shares for cash at $.02 per share
            o 4,000,000 shares to RVM, for services rendered, valued at $200,000 ($.05 per share)
            o   3,000,000 shares for cash at $.05 per share
            o   1,997,058 shares for cash at $.34 per share

         Effective November 13, 2002, the Company completed the acquisition of Dolphin (Note 1). In conjunction with the acquisition, the Company exchanged 20,997,058 shares of its common stock for 100% of the outstanding common shares of Dolphin. The 9,028,000 shares of common stock of the Company outstanding at the date of acquisition were recapitalized at the net asset value of the Company at that date of $(60,331). For financial statement reporting purposes this transaction was treated as a reverse acquisition whereby Dolphin was considered the surviving and reporting entity. For legal purposes, the Company remained as the surviving entity; therefore, the capital structure of the Company was accordingly restated.

         The value of all common stock issued for non-cash consideration represents the non-discounted trading price of the Company's common stock at the transaction date.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

         WARRANTS

         In connection with the issuance of convertible debentures in September and October 2003 (Note 5), the Company issued warrants to purchase 2,867,797 shares of common stock at $.71 per share, and 2,867,797, shares of common stock at $.83 per share to purchasers of the debentures, and issued warrants to purchase 230,847 shares of common stock at $.59 per share to placement agents for the issue.

         As of November 30, 2003 warrants issued and outstanding are as follows:

                  Issue              Shares           Exercise        Expiration
                  Date               Exercisable      Price           Date
            September 24, 2003        1,576,270         $.71          September 24, 2008
            September 24, 2003        1,576,270         $.83          September 24, 2008
            September 24, 2003          101,694         $.59          September 24, 2008
            October 3, 2003           1,291,527         $.71          October 3, 2008
            October 3, 2003           1,291,527         $.83          October 3, 2008
            October 3, 2003             129,153         $.59          October 3, 2008
                                      ---------

                                      5,966,441
                                      =========

         At November 30, 2003 the weighted average exercise price for warrants outstanding is $.76 and the weighted average remaining contractual life is 4.8 years.

NOTE 7 - STOCK OPTION PLAN

         In May 2003, the Company adopted the 2003 Stock Option Plan (the "Plan"). Under the Plan, stock options may be granted at an exercise price not less than the fair market value of the Company's common stock at the date of grant. Options may be granted to key employees and other persons who contribute to the success of the Company. The Company has reserved 3,500,000 shares of common stock for the plan. At November 30, 2003, options to purchase 3,380,000 shares were available to be granted pursuant to the stock option plan.

         The status of outstanding options granted pursuant to the plans are as follows:

                                                            Number       Weighted Avg.       Weighted Avg.
                                                          of Shares      Exercise Price       Fair Value
        Options Outstanding - November 30, 2002                    -        $    -               $    -

        Granted                                              120,000        $ 1.00               $ 0.52
        Exercised                                                  -             -                    -
                                                            --------        ------               ------

        Options Outstanding - November 30, 2003
             (None exercisable)                              120,000        $ 1.00                $0.52
                                                            ========        ======                =====


                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - STOCK OPTION PLAN (CONTINUED)

         The calculated value of stock options granted under these plans, following calculation methods prescribed by SFAS 123, uses the Black-Scholes stock option pricing model with the following assumptions used:


         Expected option life-years                 10
         Risk-free interest rate                3.625%
         Dividend yield                              0
         Volatility                                39%

NOTE 8 - RELATED PARTY TRANSACTIONS

         The Company incurred consulting expenses related to services rendered by RVM in the amount of $397,500 for the year ended November 30, 2003. The Company paid RVM $ 265,000 in cash and issued 90,000 shares of common stock valued at $1.00 per share. As of November 30, 2003, $42,500 remains outstanding and is included in accounts - payable related parties.

         During the year ended November 30, 2003, the Company issued 233,204 shares of common stock at $1.00 per share to RVM to convert an outstanding debt owed by the Company to RVM at November 30, 2002.

         The Company incurred Directors fees and expenses totaling $27,500 during the year ended November 30, 2003, of which $3,500 is included in accounts payable - related at November 30, 2003.

         During the years ended November 30, 2003 and 2002 the Company incurred total costs with Harbor Petroleum of $344,294 and $355,817 respectively. Of those amounts $254,084 in 2003, and $266,617 in 2002 were for reimbursement of costs incurred by Harbor to acquire leases, and $90,210 in 2003 and $89,200 in 2002 represented consulting fees and expenses from Harbor.

         In connection with the acquisition of Pannonian, the Company assumed liabilities due from Pannonian to related parties including advances from the founder of the Company of $39,500; notes payable and accrued interest due to the President of Pannonian of $37,508; notes payable and accrued interest to a company wholly owned by the President of Pannonian of $44,400; and accounts payable to Directors of the Company for services rendered and costs advanced of $63,346.

         During the period ended November 30, 2002, the Company (i) incurred consulting fees for services rendered by its officers/directors in the aggregate amount of $102,000, of which $38,000 is included in accounts payable; and (ii) agreed to pay RVM an aggregate $692,500, of which $233,204 is due as of November 30, 2002, as follows:

            o    $162,000 for monthly management fees through November 30, 2002;
            o    $100,000 for finding oil and gas projects in Wyoming;

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - RELATED PARTY TRANSACTIONS (CONTINUED)

            o    $230,500 for reimbursement of costs and expenses;
            o    $200,000 for services rendered paid in common stock (Note 6).

         At November 30, 2002, the Company had advanced $25,000 to Pannonian in contemplation of the merger.

NOTE 9 - SEGMENT REPORTING

         In June 1997, SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," was issued, which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available and that are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         The Company has one reportable segment, the exploration and development of oil and gas properties. Substantially all of the Company's oil and gas exploration and development activities have been concentrated in the United States, primarily Texas and the Rocky Mountain region.

NOTE 10 - COMPREHENSIVE INCOME

         There are no adjustments necessary to the net (loss) as presented in the accompanying statement of operations to derive comprehensive income in accordance with SFAS 130, "Reporting Comprehensive Income."

NOTE 11 - COMMITMENTS AND CONTINGENCIES

         a) The Company may be subject to various possible contingencies, which are derived primarily from interpretations of federal and state laws and regulations affecting the oil and gas industry. Although management believes it has complied with the various laws and regulations, new rulings and interpretations may require the Company to make future adjustments.

         b) In October 2002, the Company entered into a lease for office facilities in Miami, Florida, through June 30, 2005. Under the terms of the lease the Company paid a deposit of $9,960. Minimum payments due under this lease are as follows:

              Year ending November 30,

                  2004     $45,490
                  2005      26,738

              Rent expense for the years ended November 30, 2003 and 2002, was $50,565, and $3,924, respectively.

                            GALAXY ENERGY CORPORATION
                       (FORMERLY GALAXY INVESTMENTS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

         c) In January 2004, the Company entered into a lease for office facilities in Denver, Colorado, through February 27, 2007. Minimum payments due under the lease are $36,233, $50,541, $53,517 and $13,564 for the years ended November 30, 2004, 2005, 2006 and 2007 respectively.


NOTE 12 - SUBSEQUENT EVENTS

         In December 2003, the Company completed the sale of 2,503,571 shares of its common stock at $1.40 per share and warrants to purchase 500,715 common shares at $2.71 per share in a private placement exempt from registration with the Securities and Exchange Commission pursuant to
         Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. Gross proceeds from the sale were $3,505,000.

         In December 2003, the Company entered into a Sale and Escrow Agreement with Pioneer Oil LLC to acquire all of Pioneer's interest in those oil and gas leases and coalbed methane gas wells previously covered under the Lease Acquisition and Drilling Agreement dated October 9, 2002. The Company paid $1,000,000 in cash and issued 2,000,000 shares of common stock, valued at $1.40 per share, to acquire the leases.

         In December 2003, 45,763 warrants issued to a placement agent in connection with the Convertible Debenture offering in September 2003, were exercised for shares of common stock at $.59 per share.

         In January 2004, certain holders of Convertible Debentures totaling $900,000 converted their debentures to 1,524,424 shares of common stock in accordance with the terms of the Convertible Debenture offering.

         In January 2004 the Company entered into a Purchase and Sale Agreement with DAR, LLC, a Wyoming limited liability company to acquire certain oil and gas leases in the Powder River Basin area of Wyoming. Under the terms of the Agreement, the Company paid $163,655 in cash, issued
         3,000,000 shares of common stock, valued at $1.80 per share, and executed a promissory note for $2,600,000, with interest payable at 6% per annum. The promissory note requires payments of $1,000,000 on January 15, 2005, and $1,600,000 on June 24, 2005.

         In January 2004, the Company completed the sale of 6,637,671 shares of its common stock at $1.80 per share and warrants to purchase 1,327,555 common shares at $4.05 per share in a private placement exempt from registration with the Securities and Exchange Commission pursuant to
         Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. Gross proceeds from the sale were, $11,947,800.